SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Myovant Sciences Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on August 23, 2019

Dear Shareholder:

You are cordially invited to attend the Myovant Sciences Ltd. 2019 Annual General Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will be held at the Offices of Vistra UK Limited, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom on Friday, August 23, 2019, at 8:30 a.m. local time for the following purposes:

1. To elect the Board’s seven nominees for director, Terrie Curran, Mark Guinan, Myrtle Potter, Vivek Ramaswamy, Kathleen Sebelius, Lynn Seely, M.D., and Frank Torti, M.D. to serve as directors for a one-year term.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2020, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2020, and to authorize the Board of Directors, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2020.

3. To approve, on an advisory basis, the compensation of our named executive officers, as described in the Proxy Statement accompanying this Notice.

4. To indicate, on an advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers.

To conduct any other business properly brought before the Annual Meeting. We will also lay before the Annual Meeting our audited financial statements as of and for our fiscal year ended on March 31, 2019, pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and our Fourth Amended and Restated Bye-laws.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is Monday, July 1, 2019. Only shareholders of record at the close of business on that date are entitled to notice of and may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for

the Annual General Meeting of Shareholders

to Be Held on Friday, August 23, 2019, at 8:30 a.m. Local Time at the Offices of

Vistra UK Limited, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom.

The Proxy Statement and Annual Report to Shareholders

are available at https://myovant.gcs-web.com/corporate-governance/documents-and-charters.

By Order of the Board of Directors

Lynn Seely, M.D.

Principal Executive Officer

London, United Kingdom

July 25, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please ensure your representation at the Annual Meeting by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage-paid envelope, or voting over the Internet or telephone. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

PROXY STATEMENT

FOR THE 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

to Be Held on August 23, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors, or the Board, of Myovant Sciences Ltd., or Myovant, is soliciting your proxy to vote at the 2019 Annual General Meeting of Shareholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or vote over the Internet or telephone as described below.

We intend to mail these proxy materials on or about July 26, 2019, to all shareholders of record entitled to vote at the Annual Meeting.

Where and when will the Annual Meeting be held?

The Annual Meeting will be held on Friday, August 23, 2019, at 8:30 a.m. local time at the Offices of Vistra UK Limited, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom. Directions to the Annual Meeting may be found by visiting https://www.vistra.com/locations/europe/united-kingdom. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on Monday, July 1, 2019, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 89,622,626 common shares outstanding and entitled to vote.

Shareholder of Record: Common Shares Registered in Your Name

If, on Monday, July 1, 2019, your common shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote over the Internet or telephone to ensure your vote is counted.

Beneficial Owner: Common Shares Registered in the Name of a Broker or Bank

If, on Monday, July 1, 2019, your common shares were held, not in your name, but rather in an account at your broker, bank, or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your common shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

What am I voting on?

There are four matters scheduled for a vote:

1.

To elect the Board’s seven nominees for director, Terrie Curran, Mark Guinan, Myrtle Potter, Vivek Ramaswamy, Kathleen Sebelius, Lynn Seely, M.D. and Frank Torti, M.D., to serve as directors for a one-year term;

2.

To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2020, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, or the Companies Act, for our fiscal year ending March 31, 2020, and to authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2020;

3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement; and

4.	To indicate, on an advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers.

In addition to the four matters scheduled for a vote, in accordance with the Companies Act and Section 71 of our Fourth Amended and Restated Bye-laws, or the Bye-laws, our audited financial statements as of and for our fiscal year ended on March 31, 2019, will be laid before the Annual Meeting. These financial statements were audited by Ernst & Young LLP. The Audit Committee and the Board have approved these financial statements. There is no requirement under Bermuda law that these statements be approved by shareholders and no such approval will be sought at the Annual Meeting. Copies of these proxy materials have been provided to Ernst &Young LLP, our auditor for our fiscal year ended on March 31, 2019, as required by the Companies Act.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in this Proxy Statement to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may vote “For” all seven of the nominees to the Board, you may vote “Against” for any nominee you specify or you may abstain from voting. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. For Proposal 4, you may vote for “every One Year,” “every Two Years,” or “every Three Years” or you may abstain from voting. The procedures for voting are described below.

Shareholder of Record: Common Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed printed proxy card, vote by proxy over the telephone or vote by proxy over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the accompanying postage-paid envelope. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you vote over the Internet or telephone, you are not required to mail your proxy card.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the vote control number from the proxy card. Have your proxy card in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on August 21, 2019, to be counted.

•

To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the vote control number from the proxy card. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m. Eastern Time on August 21, 2019, to be counted.

Beneficial Owner: Common Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Myovant. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank, or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy form.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each common share you owned as of the close of business on Monday, July 1, 2019.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote in person at the Annual Meeting, do not complete and deliver your proxy card or vote over the Internet or telephone, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and certain corporate governance proposals (even if management-supported). The election of directors, the advisory vote on executive compensation and the advisory vote on frequency of future advisory votes on executive compensation, are not considered to be routine matters. Accordingly, your broker, bank or other agent may not vote your shares on Proposals 1, 3 and 4 without your instructions, but may vote your shares on Proposal 2, even in the absence of your instructions.

What if I return a proxy card or otherwise vote, but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

1.	“For” Proposal 1, the election of all seven nominees for director; and

2.

“For” Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2020, the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2020, and the authorization for the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2020;

3.	“For” Proposal 3, an advisory vote approving the compensation of our named executive officers, as described in this Proxy Statement; and

4.	With respect to Proposal 4, for a “Every One Year” frequency on future advisory votes on the compensation of our named executive officers.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in each set of proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may grant a subsequent proxy by telephone or over the Internet.

3.	You may send a timely written notice that you are revoking your proxy to Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

4.	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card, or vote over the Internet or telephone, is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s Annual General Meeting of Shareholders?

To be considered for inclusion in the proxy materials for next year’s annual general meeting of shareholders, your proposal must be submitted in writing by March 28, 2020, to our Corporate Secretary at Myovant Sciences Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Any member submitting a shareholder proposal to be included in our proxy statement must comply with the provisions of SEC rule 14a-8. A member need not be an “Eligible Member” (as defined below) to submit a shareholder proposal to be included in our proxy statement.

If you wish to nominate an individual for election or bring business other than through a shareholder proposal before the next year’s annual general meeting of shareholders that is not to be included in next year’s proxy materials pursuant to the shareholder proposal procedures under the rules and regulations of the Securities and Exchange Commission, or the SEC, you must deliver your notice to our Corporate Secretary at the address mentioned above no earlier than April 25, 2020, and no later than May 25, 2020; provided that if the date of the annual general meeting of shareholders is earlier than July 24, 2020, or later than September 22, 2020, you must submit your proposal to the address mentioned above not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to our shareholders or the date on which public disclosure of the date of the annual general meeting was made. In any of the scenarios mentioned in this paragraph, you must be an Eligible Member (as described below and in the Bye-laws) to submit a proposal, and the notice to the Corporate Secretary must set forth the information specified in the Bye-laws.

For more information, and for the detailed requirements, please refer to the Bye-laws filed as Exhibit 3.4 to our Annual Report on Form 10-K for our year ended on March 31, 2019, filed with the SEC on May 24, 2019. An “Eligible Member” is defined to mean a shareholder whose Controlled Shares (as described below) constitute three percent (3%) or more of the voting power of all of our issued shares that are eligible to vote at a general meeting and who has held such shares for at least three (3) years or (ii) a group of not more than twenty (20) shareholders whose Controlled Shares that, in each case, have been held for at least three (3) years constitute, in aggregate, three percent (3%) or more of the voting power of all of our issued shares that are eligible to vote at a general meeting. As provided in the Bye-laws, “Controlled Shares” means all shares of the Company directly, indirectly or constructively owned by a person as determined pursuant to sections 957 and 958 of the United States Internal Revenue Code of 1986, as amended, or the Code, and the Treasury Regulations promulgated thereunder.

How are votes counted?

Votes will be counted in the first instance on a show of hands. If a poll is demanded, however, in accordance with the Bye-laws, a poll vote will be taken by ballot. With respect to Proposals 1 and 3, votes “For” and “Against” and abstentions and broker non-votes will be separately counted. With respect to Proposal 2, votes “For” and “Against” and abstentions will be separately counted. With respect to Proposal 4, votes for frequencies of “every One Year”, “every Two Years” or “every Three Years”, abstentions and broker non-votes will be separately counted.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine” (e.g., election of directors), the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes cast will be the seven nominees elected. Proposals 2 and 3 will be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-laws; only votes “For” or “Against” will affect the outcome. Proposal 4, the advisory vote on frequency on future advisory votes on the compensation of our named executive officers, will be determined by a plurality of the votes cast, i.e. the frequency receiving the most votes will be deemed the frequency preferred by our shareholders. For all proposals, abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if two or more persons are present at the start of the Annual Meeting and represent in person or by proxy in excess of 50% of our total issued voting shares. On the Record Date, there were 89,622,626 common shares outstanding and entitled to vote. Therefore, the holders of more than 44,811,314 common shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If, within half an hour from the time appointed for the Annual Meeting, a quorum is not present, then the meeting will stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the Annual Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting will be given to each shareholder entitled to attend and vote thereat in accordance with the Bye-laws.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of seven directors. Each of the nominees listed below is a current director who was previously elected by our shareholders, other than Myrtle Potter and Frank Torti, M.D., who were appointed by the Board in accordance with the Bye-laws on September 20, 2018 and November 6, 2018, respectively, based on the recommendation by the Nominating and Corporate Governance Committee. Each of Ms. Potter and Dr. Torti was initially recommended as a director candidate by our controlling shareholder, Roivant Sciences Ltd., or RSL. If elected at the Annual Meeting, each of these nominees would serve a one-year term.

The seven nominees receiving the most “For” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Myovant. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table identifies the nominees for election and the continuing members of the Board, as well as any position they hold at Myovant, any committee membership and their ages as of July 1, 2019:

				Committee Membership
Name	Age	Position	Director Since	Audit		Compensation		Nominating and Corporate Governance
Terrie Curran	50	Director	2016	✓		✓		✓	*
Mark Guinan	57	Director	2018	✓	*	✓		✓
Myrtle Potter	60	Chairman of the Board, Director	2018
Vivek Ramaswamy	33	Director	2016
Kathleen Sebelius	71	Lead Independent Director	2016	✓		✓	*	✓
Lynn Seely, M.D.	60	Director and Principal Executive Officer	2016
Frank Torti, M.D.	40	Director	2018

*	Chairperson of the Committee

We had the following changes in the Board during our fiscal year ended on March 31, 2019:

•

In July 2018, Wayne DeVeydt, who served as a member of the Board, as our Lead Independent Director, as chairperson of the Audit Committee and as a member of the Compensation Committee, resigned from the Board and was replaced on the Board by Mr. Guinan, who also became the chairperson of the Audit Committee and a member of the Compensation Committee, and Ms. Sebelius became our Lead Independent Director.

•

In September 2018, Keith Manchester, M.D., who served as a member of the Board and a member of the Nominating and Corporate Governance Committee, resigned from the Board, and was replaced on the Board by Ms. Potter, and Mr. Guinan became a member of the Nominating and Corporate Governance Committee.

•

In November 2018, Mark Altmeyer, who served as a member of the Board, resigned from the Board and was replaced on the Board by Dr. Torti, and Ms. Potter replaced Mr. Ramaswamy as the Chairman of the Board.

DIRECTORS WHO STAND FOR ELECTION AT THIS ANNUAL MEETING

Following is a brief biography of each nominee for election.

Terrie Curran. Ms. Curran has served as a member of the Board since November 2016. Since April 1, 2017, Ms. Curran has served as President, Global Inflammation and Immunology (I&I) Franchise of Celgene Corporation, an American biotechnology company that discovers, develops and commercializes medicines for cancer and inflammatory disorders. Previously, she was Head of Worldwide Markets for the I&I Franchise. Ms. Curran joined Celgene in 2013 as the U.S. Commercial Head of the I&I Franchise and built the capabilities and recruited the teams that executed the successful U.S. launch of OTEZLA®. Before Celgene, she served as Senior Vice President and General Manager — Global Women’s Health business at Merck and Co., Inc. At Merck, she was responsible for all commercial activities within the global business and led a number of successful global product launches. Prior to Merck, Ms. Curran was a General Manager at Schering-Plough where she successfully launched Remicade in Switzerland and Australia. From March 2014 to March 2017, Ms. Curran served as a director of H. Lundbeck A/S, a global pharmaceutical company specialized in psychiatric and neurological disorders. Ms. Curran received her B.S. and Graduate Diploma of Marketing degrees from the University of Technology in Sydney, Australia. We believe that Ms. Curran’s extensive leadership experience and knowledge of the life sciences industry qualifies her to serve on the Board.

Mark Guinan. Mr. Guinan has served as a member of the Board since July 2018. Since July 2013, Mr. Guinan has served as the Executive Vice President and Chief Financial Officer at Quest Diagnostics Incorporated, a provider of diagnostic information services. From 2010 to 2013, he served as Chief Financial Officer for Hill-Rom Holdings Inc., a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he served in a number of finance and operations roles in a long career at Johnson & Johnson including from 2009 to 2010 as Vice President, Chief Procurement Officer, and 2005 to 2009 as Vice President, Group Finance Pharmaceuticals. Before joining Johnson & Johnson in 1997, he held a number of financial roles at Procter & Gamble. Mr. Guinan received his B.A. in Economics from the University of Notre Dame and his M.B.A. from Olin Business School at the Washington University in St. Louis. We believe that Mr. Guinan’s substantial executive management, business development and finance experience qualify him to serve on the Board.

Myrtle Potter. Ms. Potter has served as a member of the Board since September 2018 and has served as the Chairman of the Board since November 2018. Ms. Potter has served as Vant Operating Chair of Roivant Sciences, Inc., a wholly-owned subsidiary of RSL, since July 2018. Ms. Potter founded Myrtle Potter & Company, LLC, a private healthcare and life sciences consulting firm, in September 2005, and served as the Chief Executive Officer until June 2018. From August 2009 until December 2014, Ms. Potter served as Founder and Chief Executive Officer of Myrtle Potter Media, Inc., a consumer healthcare company. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., a biopharmaceutical company, and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to that, Ms. Potter held various positions, including President, Cardiovascular/Metabolics at Bristol-Myers Squibb and a vice president at Merck & Co. Ms. Potter currently serves on the boards of directors of Axovant Gene Therapies Ltd., Urovant Sciences Ltd., Arbutus Biopharma Corporation and Axsome Therapeutics, Inc., each a pharmaceutical company, Liberty Mutual Holding Company Inc., a diversified global insurance company, and a number of privately held companies. Ms. Potter previously served on the boards of directors of INSMED Incorporated, a biopharmaceutical company, from December 2014 to November 2018, Rite Aid Corporation, a leading drugstore chain, from December 2013 to October 2018, Everyday Health, Inc., a leading provider of digital health and wellness solutions, from October 2010 until its acquisition in December 2016, and Amazon.com, Inc., a leading e-commerce company, from 2004 to 2009. She also served on the boards of directors of Medco Health Solutions Inc. and Express Scripts Holding Co., subsequent to its acquisition of Medco Health Solutions, as well as other privately held companies. Ms. Potter earned her B.A. from the University of Chicago. We believe that Ms. Potter’s extensive operational experience leading biopharmaceutical companies and her expertise in commercializing prescription drugs qualifies her to serve as a member of the Board.

Vivek Ramaswamy. Mr. Ramaswamy has served as a member of the Board since September 2016 and served as the Chairman of the Board until November 2018. Mr. Ramaswamy is the founder of Roivant Sciences, a pharmaceutical development and healthcare technology company, and currently serves as Chief Executive Officer of Roivant Sciences, Inc., a position he has held since May 2014. From March 2015 to April 2017, Mr. Ramaswamy served as the Principal Executive Officer of Axovant Sciences Ltd., a biopharmaceutical company, and the Chief Executive Officer of its wholly owned subsidiary, Axovant Sciences, Inc. From August 2007 to May 2014, Mr. Ramaswamy was a member of the investment team at QVT Financial LP., a privately-owned investment firm. In addition, in 2007, Mr. Ramaswamy co-founded and served as the President of Campus Venture Network, Inc., a technology company that was acquired in 2009. Mr. Ramaswamy currently serves as a director of RSL, our controlling shareholder, and previously served as a director and Chairman of the Board of Axovant Sciences Ltd. and Arbutus Biopharma Corporation, each a pharmaceutical company. Mr. Ramaswamy received his A.B. in Biology from Harvard College and his J.D. from Yale Law School. We believe that Mr. Ramaswamy’s experience as Chief Executive Officer of Roivant Sciences, Inc. and as a current director of RSL and former director of several publicly traded pharmaceutical companies, as well as his experience as a life sciences investor, qualify him to serve on the Board.

Kathleen Sebelius. Ms. Sebelius has served as a member of the Board since September 2016, and currently serves as our Lead Independent Director. From April 2009 to June 2014, Ms. Sebelius served as U.S. Secretary of Health and Human Services, or HHS. As Secretary of HHS, she presided over 11 operating divisions, including the Centers for Disease Control and Prevention, Food and Drug Administration and National Institutes of Health and oversaw the passage and implementation of the Affordable Care Act. From 2003 to 2009, Ms. Sebelius was Governor of Kansas. From 1995 until 2003, Ms. Sebelius held the position of Kansas Insurance Commissioner, and from 1987 to 1995, she served in the Kansas House of Representatives. Ms. Sebelius also currently serves as a director of Dermira, Inc., a medical dermatology company, Exact Sciences Corporation, a molecular diagnostics company, Humacyte, Inc., a regenerative medical technology company, Devoted Health, Inc., a healthcare company, and Grand Rounds, Inc., a healthcare technology company. Ms. Sebelius received her B.A. in political science from Trinity Washington University and her Master of Public Administration from the University of Kansas. We believe that Ms. Sebelius’ extensive experience in executive leadership and public health qualify her to serve on the Board.

Lynn Seely, M.D. Dr. Seely has served as a member of the Board since May 2016 and as our Principal Executive Officer and the President and Chief Executive Officer of Myovant Sciences, Inc., our wholly owned subsidiary, since May 2016. From March 2005 to October 2015, Dr. Seely served as Chief Medical Officer of Medivation, Inc., a biopharmaceutical company, where she served on the Executive Committee and led the development of XTANDI® for the treatment of metastatic castration-resistant prostate cancer from IND-enabling studies through to NDA approval and post-approval clinical studies. Dr. Seely was responsible for building the clinical organization at Medivation, Inc., as well as the regulatory, quality, project management, medical affairs and biologics manufacturing functions. Dr. Seely previously served as Vice President of Clinical Development at Anesiva, Inc. (formerly Corgentech), a biopharmaceutical company, and at Cytyc Health Corporation, a medical device company. In addition, she currently serves as a director of Blueprint Medicines Corporation, a biotechnology company. Dr. Seely received her B.A. in Journalism from the University of Oklahoma and her M.D. from the University of Oklahoma College of Medicine and completed her residency in internal medicine at Yale-New Haven Hospital. After serving as Chief Resident in Internal Medicine at Yale University School of Medicine, she completed her basic science and clinical fellowship in endocrinology and metabolism at the University of California, San Diego. We believe that Dr. Seely’s position as our Principal Executive Officer and her extensive prior experience in the biopharmaceutical industry qualify her to serve on the Board.

Frank Torti, M.D. Dr. Torti has served as a member of the Board since November 2018. Dr. Torti has served as Vant Investment Chair of Roivant Sciences, Inc. since August 2018. From August 2007 to August 2018, Dr. Torti served as a Partner of New Enterprise Associates, or NEA, specializing in investments in healthcare. Prior to joining NEA, Dr. Torti worked for the Duke University Center for Clinical & Genetic

Economics from 2002 to 2005 in various capacities, where he was involved in clinical trials research and economic evaluations of multinational clinical trials. In addition to serving on the Board, Dr. Torti currently serves on the boards of directors of Urovant Sciences Ltd., Axovant Gene Therapies Ltd., and Arbutus Biopharma Corporation, each a pharmaceutical company, and a number of privately held companies. Dr. Torti also previously served on the boards of directors of several development and commercial stage private healthcare companies, including Annexon Biosciences, Inc., Eargo Inc., Galera Therapeutics, Inc., NeoTract, Inc., Novast Pharmaceuticals Ltd., OrphoMed, Inc., Tarveda Therapeutics, Inc. and XOC Pharmaceuticals, Inc. Dr. Torti earned his M.D. from the University of North Carolina School of Medicine, his M.B.A. from Harvard Business School and his B.A. from the University of North Carolina. Because of his experience in the biopharmaceutical and healthcare industry, we believe that Dr. Torti is able to contribute valuable input to the Board on our strategic and business affairs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

We are a “controlled company,” within the meaning of applicable NYSE listing rules due to RSL being our controlling shareholder and having the voting power to elect in excess of 50% of our directors. As a result, we are exempt from the NYSE corporate governance requirements that a majority of the Board be “independent,” and that the Nominating and Corporate Governance Committee and the Compensation Committee consist solely of independent directors. Notwithstanding the fact that we may rely on these exemptions, the Board has undertaken a review of the independence of its directors and director nominees. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Currently, the majority of the Board is not “independent” as described below; however, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee currently consist solely of independent directors.

After review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Myovant, our senior management and our independent auditors, the Board has affirmatively determined that Ms. Curran, Mr. Guinan and Ms. Sebelius are independent directors within the meaning of the applicable NYSE listing rules. In making this determination, the Board determined that none of these directors had a material or other disqualifying relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.

The Board has determined that Dr. Seely, by virtue of her position as our Principal Executive Officer, and Mr. Ramaswamy, Dr. Torti and Ms. Potter, by virtue of their affiliation with RSL, our controlling shareholder, are not independent under applicable SEC and NYSE listing rules.

As to former members of the Board who resigned from the Board during our fiscal year ended on March 31, 2019, the Board affirmatively determined that Dr. Manchester, who served as a director from September 2016 to September 2018, was not independent while serving on the Board under applicable SEC and NYSE listing rules by virtue of his affiliation with RSL. In addition, the Board affirmatively determined that (1) Mr. DeVeydt, who served as a director from September 2016 to July 2018, and (2) Mr. Altmeyer, who served as a director from September 2016 to November 2018, were independent directors while serving on the Board.

BOARD LEADERSHIP STRUCTURE

Our corporate governance guidelines provide that the same person may serve as both our Principal Executive Officer and Chairman of the Board. At the present time, the position of Chairman of the Board is held by Ms. Potter and the position of Principal Executive Officer is held by Dr. Seely. The Board believes that, under current circumstances, the separation of the offices of Chairman and Principal Executive Officer will enhance oversight of management and Board functions. This separation is designed to allow Dr. Seely the ability to focus on her responsibilities of running Myovant, enhancing shareholder value and expanding and strengthening our business. Concurrently, Ms. Potter, as Chairman of the Board, can focus on leadership for the Board as it provides advice to, and independent oversight of, management.

Ms. Sebelius was designated by the Board as our Lead Independent Director on July 23, 2018. Our corporate governance guidelines provide that the Board may designate an independent director as the Lead Independent Director in its sole discretion. The Lead Independent Director serves at the pleasure of the Board, and the Lead Independent Director’s duties include, among other things: establishing the agenda for meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over any portions of meetings of the Board evaluating the performance of the Board; and coordinating the activities of the other independent directors and perform such other duties the Board may establish or delegate.

At the present time, the Board believes that the current Board members, together with our management, possess the requisite leadership and industry skills, expertise and experiences to effectively oversee our business and affairs. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting us at any given time. Notwithstanding the foregoing, the non-management directors of the Board regularly participate in executive sessions outside of the presence of any management directors or other members of our management.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Audit Committee of the Board has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee of the Board also monitors risk assessment and risk management, including privacy and data security, compliance with legal and regulatory requirements, and is responsible for oversight of the whistleblower hotline and the performance of our internal audit function. The Nominating and Corporate Governance Committee of the Board monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and is responsible for monitoring whether our policies are effective with respect to privacy, data security, quality and healthcare law compliance. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD OF DIRECTORS; ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Board met eight times during our fiscal year ended on March 31, 2019. The Audit Committee met seven times, the Compensation Committee met seven times, and the Nominating and Corporate Governance Committee met six times, during our fiscal year ended on March 31, 2019. All of the Board members (except for Mr. DeVeydt) attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served that were held during the portion of the last fiscal year for which they were directors or committee members.

As required under applicable NYSE listing rules, in our fiscal year ended on March 31, 2019, our non-management directors met in regularly scheduled executive sessions at which only non-management directors were present. The non-management directors determined at each executive session a non-management director to preside over such executive session. Our policy is that directors are invited, but not required, to attend any general meeting of shareholders. None of the directors attended our 2018 Annual General Meeting of Shareholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Below is a description of each of these committees. Each committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Copies of the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each as adopted by the Board, are available on our website at https://myovant.gcs-web.com/corporate-governance/documents-and-charters.

The Board has affirmatively determined that each current member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each such member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Myovant. Dr. Manchester, who was a member of the Board and Nominating and Corporate Governance Committee until September 2018, was not independent, as affirmatively determined by the Board.

Audit Committee

The Audit Committee currently consists of Ms. Curran, Mr. Guinan and Ms. Sebelius. Mr. DeVeydt served on the Audit Committee until he resigned in July 2018, at which time Mr. Guinan joined the Audit Committee. The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that each of Ms. Curran, Mr. Guinan and Ms. Sebelius satisfies the independence requirements for audit committee members under the applicable NYSE listing rules and Rule 10A-3 of the Exchange Act, as did Mr. DeVeydt while he served on the Audit Committee.

All members of the Audit Committee meet the requirements for financial literacy under applicable SEC rules and regulations. The Board has also determined that Mr. Guinan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and regulations, and has the requisite financial sophistication as defined under the applicable NYSE listing rules. The Board made a qualitative assessment of Mr. Guinan’s level of knowledge and experience based on a number of factors, including his formal education and prior experience. While Mr. DeVeydt served on the Audit Committee, the Board had also determined that Mr. DeVeydt qualified as an “audit committee financial expert.”

The principal duties and responsibilities of the Audit Committee include:

•

recommending and retaining an independent registered public accounting firm to serve as our independent auditors overseeing our independent auditors’ work and determining our independent auditors’ remuneration;

•	evaluating the performance of and assessing the qualifications of our independent auditors;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditors;

•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	assessing and taking other appropriate action to oversee the independence of our independent auditors;

•

reviewing the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and recommending to the Board whether such financial statements should be so included;

•

reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditor’s review of our quarterly financial statements, including, as appropriate, a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the SEC;

•

reviewing and discussing with management and our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and management, including risks related to our accounting matters, financial reporting and legal and regulatory compliance, and reviewing and discussing with management, as appropriate, insurance programs;

•	conferring with management and our independent auditors, as appropriate, regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•

assisting the Board in the oversight and the design and implementation of our internal audit function and, upon adoption of our internal audit function, coordinating the Board’s oversight of the performance of our internal audit function;

•	reviewing and approving or rejecting transactions between us and any related persons; and

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for our fiscal year ended on March 31, 2019 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended on March 31, 2019.

Mr. Mark Guinan

Ms. Terrie Curran

Ms. Kathleen Sebelius

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee currently consists of Ms. Sebelius, Ms. Curran and Mr. Guinan. Mr. DeVeydt served as a member of the Compensation Committee until he resigned in July 2018 at which time Mr. Guinan was appointed as a member of the Compensation Committee. The Board has determined that each of Ms. Sebelius, Ms. Curran and Mr. Guinan is “independent,” as independence is currently defined in the applicable NYSE listing rules, and that all members of the Compensation Committee are “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act, as did Mr. DeVeydt while he served on the Compensation Committee.

The Compensation Committee of the Board acts on behalf of the Board to, among other things, oversee our compensation strategy, policies, plans and programs and to review and determine the compensation to be paid to our executive officers and directors. In general, the Compensation Committee of the Board performs the same policy- and compensation-setting functions for our subsidiaries and their executive officers as it does for us, and references herein to our personnel, policies, plans and programs include those of our subsidiaries as well. The principal duties and responsibilities of the Compensation Committee include:

•	reviewing, modifying and approving our overall compensation strategy and policies, including: (a) reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate; (b) evaluating and approving, or recommending to the Board for approval, compensation plans and programs advisable for us, including modifications and terminations to those plans and programs; (c) establishing policies with respect to equity compensation arrangements; (d) assessing the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; and (e) reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangement for our executive officers and other senior management, as appropriate;

•

establishing and approving individual and corporate goals and objectives of our Principal Executive Officer and our other executive officers and senior management and evaluating performance of our Principal Executive Officer and our other executive officers and senior management, as appropriate, in light of these stated objectives;

•	reviewing and approving the type and amount of compensation to be paid or awarded to Board members; and

•	adopting, amending, administering, and terminating our equity compensation plans, pension and profit sharing plans, bonus plans, deferred compensation plans and similar programs.

Compensation Committee Processes and Procedures

Pursuant to the charter of the Compensation Committee, the Compensation Committee is required to meet at least once annually and can meet with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the Senior Vice President, Human Resources, General Counsel and Corporate Secretary, and Principal Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information, provide advice or otherwise participate in Compensation Committee meetings. Our Principal Executive Officer may not participate in, or be present during, the voting or deliberations of the Compensation Committee regarding her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Myovant.

In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants that any member of the Compensation Committee deems necessary or appropriate in the discharge of his or her responsibilities. If the Compensation Committee chooses to retain or obtain the advice of a compensation consultant, independent legal counsel, or other advisor, it has the direct responsibility for the appointment, compensation and oversight of the work of such party, and we will provide for appropriate funding, as determined by the Compensation Committee, for the payment to such party. In addition, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms, all at our expense. Under the charter, the Compensation Committee may select a compensation consultant, legal counsel or other advisor (other than in-house legal counsel and certain other types of advisors) only after taking into consideration all factors relevant to that party’s independence from management, including the six factors as set forth in the NYSE listing rules; however, there is no requirement that any advisor be independent.

The Compensation Committee engaged Compensia as its compensation consultant in October 2017. During our fiscal year ended on March 31, 2019, the Compensation Committee continued its engagement of Compensia to review our executive and director compensation policies and practices and to conduct a competitive market analysis of executive and director compensation. During our fiscal year ended on March 31, 2019, Compensia provided the following assistance to the Compensation Committee:

•	reviewed and updated the compensation peer group of comparable public companies for purposes of evaluating the compensation levels of our executive officers and non-employee directors;

•	analyzed the compensation levels and practices of the companies in our compensation peer group;

•	reviewed the competitiveness of compensation paid to our executive officers, including base salary, annual cash incentive awards and long-term incentive awards;

•	reviewed and provided input on the design of the annual and long-term incentive compensation programs offered to our executive officers and other members of senior management;

•	analyzed the board of director compensation practices of the companies in our compensation peer group and reviewed the competitiveness of compensation paid to our non-employee directors; and

•

provided ad hoc advice and support, including related to the severance and change of control provisions in our employment agreements, aggregate equity utilization (burn rate and overhang) and broad-based employee cash and equity compensation.

Compensia reported directly to the Compensation Committee and provided no services to us other than the consulting services to the Compensation Committee. Based on the consideration of the six factors as set forth in the NYSE listing rules, the Compensation Committee does not believe that its relationship with Compensia or the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from Compensia stating its belief that it remains an independent compensation consultant to the Compensation Committee.

Generally, the Compensation Committee’s process for setting executive compensation comprises two related elements: the determination of compensation levels; and the establishment of performance objectives for the current year. The Compensation Committee generally makes adjustments to annual compensation, determines bonuses and equity awards and establishes new performance objectives at one or more meetings held near the beginning of the fiscal year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive officer hires, as well as high-level strategic issues, such as the effectiveness of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

For executive officers other than our Principal Executive Officer, the Compensation Committee solicits and considers such executive officers’ performance evaluations and recommendations submitted to the Compensation Committee by our Principal Executive Officer. In addition, the Compensation Committee conducts an evaluation of the performance of our Principal Executive Officer and determines any adjustments to her compensation as well as awards to be granted. Based on those discussions and the exercise of its discretion, the Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers. For all executive officers and directors, when making its compensation decisions, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive officer and director share ownership information, company share performance data, analyses of historical executive officer compensation levels and current company-wide compensation levels and recommendations of Compensia, the Compensation Committee’s compensation consultant, including analyses of executive officer and director compensation paid at the companies comprising the compensation peer group. The Compensation Committee may also form and delegate authority to subcommittees as it deems appropriate.

Compensation Committee Interlocks and Insider Participation

Each of Ms. Sebelius, Ms. Curran and Mr. Guinan served as a member of the Compensation Committee during our fiscal year ended on March 31, 2019. Mr. DeVeydt had served as a member of the Compensation Committee until July 2018 when he resigned from the Board and was succeeded by Mr. Guinan. No member of the Compensation Committee is an officer or employee of Myovant, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more of our executive officers serving as a member of the Board or the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Ms. Curran, Mr. Guinan and Ms. Sebelius. Dr. Manchester served as a member of the Nominating and Corporate Governance Committee until September 2018 when he resigned and was succeeded by Mr. Guinan. The Board has determined that each of Ms. Curran, Mr. Guinan and Ms. Sebelius is “independent,” as independence is currently defined in the applicable NYSE listing rules. Subject to the RSL Designation Rights discussed below, the principal duties and responsibilities of the Nominating and Corporate Governance Committee include:

•

identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements;

•	reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the Board, as well as monitoring the size of the Board;

•

reviewing, discussing and assessing the performance of the Board, including Board committees, such assessment to include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of Myovant and its shareholders, specific areas in which the Board and/or management believe contributions could be improved, overall Board composition and makeup, including the reelection of current Board members, and the independence of directors;

•

overseeing the Board’s committee structure and operations, evaluating the performance of the members of the committees of the Board, reviewing the composition of such committees, and recommending to the Board the membership of each such committee;

•	reviewing, discussing and assessing our corporate governance principles;

•	reviewing our policy statements to determine adherence to our Code of Business Conduct and Ethics; and

•	overseeing and reviewing the processes and procedures we use to provide accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also would consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Myovant, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Subject to the RSL Designation Rights discussed below, candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and Myovant, to maintain a balance of knowledge, experience and capability.

Subject to the RSL Designation Rights discussed below, in the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis.

Subject to the RSL Designation Rights discussed below, in the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. Subject to the Bye-laws, the Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Bye-laws established procedures for our controlling shareholder, RSL, to appoint a majority of the members of the Board at any time during which RSL holds less than 50% but greater than or equal to 35% of the aggregate voting rights attached to our issued and outstanding common shares, or the Trigger Period, or the RSL Designation Rights. We are currently in the Trigger Period as RSL owns approximately 45.5% of our issued and outstanding common shares. The Bye-laws provide that RSL will have the right, during the Trigger Period, to designate and appoint or reappoint the minimum number of directors necessary to ensure that RSL’s directors comprise a simple majority of the total number of directors on the Board. To the extent necessary, the number of directors on the Board shall automatically be increased to allow for the designation and appointment of such additional directors by RSL. The Bye-laws also establish procedures for removal of the directors nominated by RSL during the Trigger Period. The Nominating and Corporate Governance Committee’s responsibilities and authority to nominate directors are subject to the rights of RSL to appoint or remove directors as described above. To date, RSL has not exercised its RSL Designation Rights with respect to the election of directors.

In addition, the Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written notice to the Nominating and Corporate Governance Committee by following the procedures described under “Shareholder Communication with the Board of Directors” below. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Though the Board or the Nominating and Corporate Governance Committee has not established a formal policy with regard to consideration of director candidates recommended by shareholders, the Board believes that such the procedures set forth in the Bye-laws, currently in effect, are sufficient and that the establishment of a formal policy is not necessary.

SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may do so by sending written communications to the Board or such director at Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Corporate Secretary will forward each communication to our Principal Financial Officer or his or her designee, and the communication will be further forwarded to the Board or individual directors to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the communication will be discarded.

In addition to shareholder communications with directors, any interested person may communicate directly with the presiding director of the Board’s executive sessions or the independent or non-management directors as a group. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chairperson of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee.

CODE OF ETHICS

The Board has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, that applies to all of our directors, officers, employees, consultants and independent contractors. The Code of Conduct is available on our website at https://myovant.gcs-web.com/corporate-governance/documents-and-charters. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or otherwise as required by applicable law and NYSE listing requirements.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines to establish the authority and practices to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices that the Board intends to follow with respect to a number of areas, including its composition and selection, role, meetings, committees, access to management and use of outside advisors, Principal Executive Officer evaluation and succession planning, and board assessment and compensation. The Corporate Governance Guidelines are available on our website at https://myovant.gcs-web.com/corporate-governance/documents-and-charters.

COMPENSATION RISK ASSESSMENT

The Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We, and with respect to our executive officers, the Compensation Committee, have designed our compensation programs, including our incentive compensation plans, with features to monitor and minimize potential risks while rewarding our executive officers and employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon Compensia’s analysis and the Compensation Committee’s independent assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees (including our named executive officers) to take risks that could have a material adverse effect on us in the future.

INSIDER TRADING POLICY

We recognize that our employees (including our executive officers), directors and consultants may sell our common shares from time to time in the open market, including in connection with exercises of stock options, or options. All such transactions are required to comply with our Insider Trading Policy. Under our Insider Trading Policy, employees, directors and consultants may only purchase or sell our securities during quarterly “window” periods, which generally open after two full trading days have elapsed after the public dissemination of our annual or quarterly financial results and close on the last trading day two weeks before the end of the next fiscal quarter. The only exceptions to this are transactions directly with Myovant, for example, option exercises for cash under our equity incentive plan, or transactions conducted pursuant to a trading plan adopted under Rule 10b5-1 of the Exchange Act are permitted. In addition, all of our executive officers and directors may only buy or sell Myovant common shares pursuant to pre-approved trading plans adopted under Rule 10b5-1 of the Exchange Act, subject to certain exceptions permitted under our Insider Trading Policy. Our Insider Trading Policy also prohibits our employees (including our executive officers) and directors from engaging in, among other things, short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to our common shares at any time.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee has considered, but has not adopted, stock ownership guidelines for our named executive officers nor for our non-employee directors. This is consistent with the practice of a majority of our peer group companies based on an analysis conducted by Compensia. From time to time, the Compensation Committee revaluates whether to adopt stock ownership guidelines and we may adopt stock ownership guidelines in the future.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM, APPOINTMENT OF AUDITOR FOR STATUTORY PURPOSES AND

AUTHORIZATION FOR THE BOARD TO SET AUDITOR REMUNERATION

On May 12, 2019, the Audit Committee of the Board selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending March 31, 2020. The Audit Committee is submitting the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. In addition, under Bermuda law, our shareholders have the right to appoint our auditor. Therefore, we are also submitting for approval at the Annual Meeting the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Companies Act until the close of the next Annual Meeting, and authorization for the Board, acting through the Audit Committee, to determine the remuneration of Ernst & Young LLP in that capacity.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to us for our fiscal year ended on March 31, 2019, and for our fiscal year ended on March 31, 2018. Ernst & Young LLP served as the independent registered public accounting firm for each of those periods.

Fee Category	Fiscal Year Ended March 31, 2019	Fiscal Year Ended March 31, 2018
Audit Fees (1)	$1,148,470	$648,500
Audit-Related Fees	—	—
Tax Fees (2)	—	10,000
All Other Fees (3)	1,995	—

Total Fees	$1,150,465	$658,500

(1)

Includes fees for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K for the applicable fiscal year, review of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including review of certain equity awards, consents and comfort letters associated with registration statements on Form S-3 and Form S-8, and applicable amendments thereto, services relating to our financing matters, and statutory audits of certain of our subsidiaries. All services described above were pre-approved by the Audit Committee.

(2)	Includes fees for professional services related to tax compliance and reporting.
(3)	Represents subscription fees for an online search engine.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services performed by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

The affirmative vote of a majority of the votes cast in accordance with the Bye-laws is required to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2020, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Companies Act for our fiscal year ending March 31, 2020, and to authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2020. If you own shares through a broker, bank, or other agent, you must instruct your broker, bank or other agent how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Only votes “For” or “Against” will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

If the shareholders do not approve the appointment of Ernst & Young LLP and the Audit Committee’s authority to set Ernst & Young LLP’s remuneration, the Audit Committee will consider the appointment of another auditor to be approved by the shareholders. We expect that representatives of Ernst & Young LLP will be present by telephone at the Annual Meeting. They will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, Myovant’s shareholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote is an advisory vote only and is not binding on us or the Board.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

PAY-FOR-PERFORMANCE PHILOSOPHY

As described more fully in the section below titled “Compensation Discussion and Analysis,” our executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and shareholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.

Business Results

The compensation of our named executive officers during our fiscal year ended on March 31, 2019, is consistent with significant business achievements and individual performance. The following summarizes key highlights of our corporate performance during our fiscal year ended on March 31, 2019, which are more fully described in the section below titled “Compensation Discussion and Analysis”:

•

We completed patient screening and enrollment for the Phase 3 LIBERTY 1 and LIBERTY 2 trials, evaluating the once daily relugolix combination therapy in women with uterine fibroids and heavy menstrual bleeding.

•

We continued enrolling patients in the two replicate Phase 3 SPIRIT 1 and SPIRIT 2 trials evaluating the safety and efficacy of relugolix combination therapy in women with pain associated with endometriosis.

•	We completed patient enrollment in the Phase 3 HERO trial evaluating the safety and efficacy of relugolix 120 mg as a monotherapy in men with advanced prostate cancer.

•

We initiated and completed a successful dose-finding pharmacokinetic/pharmacodynamic Phase 2a study of MVT-602, a kisspeptin-1 receptor agonist, in healthy women undergoing a controlled ovarian stimulation protocol.

•	We raised aggregate net proceeds of approximately $272.9 million from equity offerings and financing transactions.

•

We announced a partnership with PERIOD, Inc., a youth-led non-profit organization focused on menstrual equity, to elevate the conversation around period health, including an Ask Me About Periods campaign on college campuses around the country.

•

We entered into a Commercial Manufacturing and Supply Agreement with Takeda Pharmaceutical Company Ltd. pursuant to which Takeda will manufacture and supply us with relugolix drug substance to support the commercial launch of relugolix, if marketing authorization is granted, and assist with the transfer of technology and manufacturing know-how to our second contract manufacturing organization.

•	We strengthened our executive team, including hiring our Chief Commercial Officer and our Senior Vice President of Pharmaceutical Operations & Development.

In accordance with Section 14A of the Exchange Act, we are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Summary Compensation Table and subsequent tables of the Proxy Statement, is APPROVED.”

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

The affirmative votes of a majority of the votes cast in accordance with the Bye-laws is required for approval of this proposal. If you own shares through a broker, bank, or other agent, you must instruct your broker, bank or other agent how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Only votes “For” or “Against” will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

TO APPROVE EXECUTIVE COMPENSATION

Periodically, we will include in the proxy materials for a meeting of shareholders where compensation disclosure is required, a resolution subject to a nonbinding shareholder advisory vote to approve the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act, we are requesting your nonbinding advisory vote to determine whether an advisory vote on the type of resolution described above will occur every 1 year, 2 years or 3 years.

The Board believes that the shareholder nonbinding advisory vote to approve executive compensation should occur every year. An annual advisory vote allows our shareholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in our proxy statement each year. We value and consider shareholder input on corporate governance matters and on our executive compensation program and practices and we look forward to hearing from our shareholders on this proposal.

Accordingly, the Board is asking shareholders to indicate their preferred voting frequency by voting for one, two or three years on the resolution below:

“RESOLVED, that the frequency of every one year is hereby APPROVED as the frequency preferred by shareholders for the solicitation of advisory shareholder approval of the compensation paid to our named executive officers.”

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

The advisory vote regarding the frequency of the shareholder vote described in this proposal shall be determined by a plurality of the votes cast, i.e. the frequency receiving the most votes will be deemed the frequency preferred by our shareholders. If you own shares through a broker, bank or other agent, you must instruct your broker, bank or other agent how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: 1 Year, 2 Years, 3 Years or Abstain. Shareholders are providing an advisory, nonbinding vote, to determine the frequency of the shareholder vote described in this proposal. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” FOR PROPOSAL 4.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages as of July 1, 2019:

Name (1)	Age	Position
Lynn Seely, M.D.	60	Principal Executive Officer and Director; Chief Executive Officer of Myovant Sciences, Inc.
Frank Karbe	51	Principal Financial and Accounting Officer; Chief Financial Officer of Myovant Sciences, Inc.
Matthew Lang	43	General Counsel and Corporate Secretary; General Counsel and Corporate Secretary of Myovant Sciences, Inc.
Juan Camilo Arjona Ferreira, M.D.	49	Chief Medical Officer of Myovant Sciences, Inc.
Kim Sablich	50	Chief Commercial Officer of Myovant Sciences, Inc.

(1)

Each of our executive officers is an employee of Myovant Sciences, Inc., our wholly-owned subsidiary. Such employee provides services to us pursuant to an intercompany services agreement between us and Myovant Sciences, Inc.

Following is a brief biography of each of our executive officers who are not also directors. A biography of Dr. Seely is set forth above under “Proposal 1, Election of Directors.”

Frank Karbe. Mr. Karbe has served as our Principal Financial and Accounting Officer and as the interim Chief Financial Officer of Myovant Sciences, Inc. since September 2016 and was appointed as Myovant Sciences, Inc.’s Chief Financial Officer in April 2017. From September 2014 to July 2016, Mr. Karbe served as President of The Color Run, a global mass participation events platform, where he was responsible for leading the operational and financial functions. From January 2004 to June 2014, Mr. Karbe was the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a biotechnology company. During his tenure at Exelixis, Mr. Karbe was responsible for leading the finance organization, internal and external communications, business development, information technology, corporate strategy and various other operational functions. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group advising clients on corporate finance and mergers and acquisitions. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe has served as a director of Aduro Biotech, Inc. since April 2019. Mr. Karbe also served as a director of Arbutus Biopharma Corporation from 2010 to 2018. Mr. Karbe received his Diplom-Kaufmann from the WHU-Otto Beisheim Graduate School of Management, Koblenz, Germany.

Matthew Lang. Mr. Lang has served as our General Counsel and General Counsel and Corporate Secretary of Myovant Sciences, Inc. since July 2017, and as our Corporate Secretary since September 2018. Mr. Lang was previously Vice President, Head of Global Litigation, Investigations, Employment Law and Information Governance at Gilead Sciences, Inc., a biopharmaceutical company, where he worked from November 2009 to July 2017. At Gilead, in addition to leading core functions within the legal department, Mr. Lang was a member of the company’s Corporate Operating Group, Global Legal Leadership Team and the Global Compliance Committee. Prior to Gilead, from 2003 to 2009, Mr. Lang was an attorney at Dechert LLP in New York City, where he represented companies and executives in regulatory enforcement matters, internal investigations, criminal defense matters, labor disputes, and other civil litigation and appeals. Mr. Lang served as a member of the board of directors of the United Way Bay Area from 2015 to 2018. Mr. Lang received his B.A. in Classical Studies from Queen’s University at Kingston, Canada and his J.D. from the University of Pennsylvania Law School.

Juan Camilo Arjona Ferreira, M.D. Dr. Arjona Ferreira has served as Chief Medical Officer of Myovant Sciences, Inc. since July 2017. From March 2014 to July 2017, Dr. Arjona Ferreira was Senior Vice President, Clinical Development at Shionogi Inc., a pharmaceutical company, where he served on its U.S. Senior Leadership Team and the Global Scientific Committee and was responsible for leading its U.S. Clinical Development organization. From July 2002 to March 2014, Dr. Arjona Ferreira worked at Merck & Co., Inc., a pharmaceutical company, where he held positions of increased responsibility, the last being Executive Director of Clinical Research in Women’s Health and led the product development teams for all programs in contraception and women’s health. He received his M.D. and completed his postgraduate specialist training in Obstetrics and Gynecology at Colegio Mayor del Rosario in Bogota, Colombia.

Kim Sablich. Ms. Sablich has served as Chief Commercial Officer of Myovant Sciences, Inc. since December 2018. From May 2015 to May 2018, Ms. Sablich was Vice President, Primary Care Marketing in the U.S. for Glaxo SmithKline, or GSK, a pharmaceutical company, where she was responsible for revenue forecasts, product strategies, and execution plans for a broad portfolio of products: Advair®, Breo®, Anoro®, Incruse®, Tanzeum™, Levitra®, and Trelegy®. From July 2013 to May 2015, she served as Vice President, Global Medicines Commercialization of GSK in the U.K., in which role she was responsible for directing development of global commercialization strategies for cardiovascular and renal anemia pipeline assets, and from October 2010 to June 2013, she was Vice President, Vaccines Commercial Strategies. Before joining GSK, from July 1995 to October 2010, Ms. Sablich held various positions at Merck & Co., Inc., a pharmaceutical company, where she had increasing responsibility in the commercial organization across sales, product management, pricing/access, and customer insights, with a focus on the cardiovascular, respiratory, and vaccines business areas. Ms. Sablich has extensive experience in direct-to-consumer marketing, having led the development of consumer strategies and national multi-channel campaigns for multiple products. She served on the board of directors of AllerGenis, LLC from 2017 to 2019. Ms. Sablich earned her B.A. degree in economics from Denison University and her M.B.A. from The Wharton School of the University of Pennsylvania.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares as of June 14, 2019 by:

•	all of those known by us to be beneficial owners of more than five percent of our common shares;

•	our named executive officers for our fiscal year ended on March 31, 2019;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal shareholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 89,622,626 common shares outstanding on June 14, 2019, adjusted as required by rules promulgated by the SEC. We have deemed common shares issuable by us pursuant to options held by the respective persons which may be exercised within 60 days after June 14, 2019, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Except as set forth below, the principal business address of each such person or entity is c/o Myovant Sciences Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Shareholders:
Roivant Sciences Ltd. (1)	40,765,599	45.5%
Takeda Pharmaceuticals International AG (2)	7,420,625	8.3
Named Executive Officers and Directors:
Lynn Seely, M.D. (3)	1,969,975	2.2
Frank Karbe (4)	298,975	*
Matthew Lang (5)	182,204	*
Juan Camilo Arjona Ferreira, M.D. (6)	145,069	*
Kim Sablich	—	*
Terrie Curran (5)	58,146	*
Mark Guinan (5)	15,000	*
Myrtle Potter	—	—
Vivek Ramaswamy	—	—
Kathleen Sebelius (7)	65,967	*
Frank Torti, M.D.	—	—
All executive officers and directors as a group (11 persons) (8)	2,735,336	3.0%

*	Represents beneficial ownership of less than one percent.
(1)

As reported in a Schedule 13D/A filed with the SEC on July 16, 2019, reporting beneficial ownership as of July 16, 2019, RSL directly owns and has sole voting and dispositive power over all of these common shares. The principal business address of RSL is Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom.

(2)

As reported in a Schedule 13G filed with the SEC on March 29, 2018, each of Takeda Pharmaceutical Company Limited (referred to herein as “TPC”), Takeda A/S (Denmark), (“TAS”), Takeda Pharma A/S (Denmark) (“TPAS”), Takeda Europe Holdings B.V. (Netherlands) (“TEHBV”), Takeda Pharmaceuticals

U.S.A., Inc. (“TPUSA”), Takeda Pharmaceuticals International AG (“TPIZ”), and Millennium Pharmaceuticals, Inc. (“Millennium”) has shared voting and dispositive power over these common shares. The principal business office of such entities are: TPC is at 12-10, Nihonbashi 2-Chome, Chuo-Ku, Tokyo, M0, 103-8668; TAS is at Dybendal Alle 10, 2630, Taastrup, G7; TPAS is at Dybendal Alle 10, 2630, Taastrup, G7; TEHBV is at Jupiterstraat 250, 2132 HK; TPUSA is at One Takeda Parkway, Deerfield, IL 60015; TPIZ is at Thurgauerstrasse 130, 8152 Glattpark-Opfikou, Zurich, V8 8152; Millennium is at 40 Landsdowne Street, Cambridge, MA 02139. On March 19, 2018, TPIZ sold 7,420,625 Common Shares of the Issuer to Millennium. Millennium is owned by TPUSA; 41.05% of the outstanding common stock of TPUSA is owned by TPIZ and 58.95% of the outstanding common stock of TPUSA is owned by TPC; 86.831% of the outstanding shares of TPIZ are owned by TPAS and 13.1680% of the outstanding shares of TPIZ are owned by TEHBV; TPAS is owned by TAS; 76.09% of the outstanding shares of TAS are owned by TPC and 23.91% of the outstanding shares of TAS are owned by TEHBV. TEHBV is wholly-owned by TPC.
(3)

Consists of (i) 846,165 unvested common shares held by Dr. Seely, (ii) 423,084 common shares held by Lynn Seely Ditzler and Timothy M Ditzler TTEE The 2019 Seely Grantor Retained Annuity Trust III, (iii) 423,084 common shares held by Lynn Seely Ditzler and Timothy M Ditzler TTEE The 2019 Seely Grantor Retained Annuity Trust IV, and (iv) 277,642 common shares issuable upon exercise of an option exercisable within 60 days after June 14, 2019.

(4)	Consists of (i) 8,000 common shares; and (ii) 290,975 common shares issuable upon exercise of an option exercisable within 60 days after June 14, 2019.
(5)	Represents common shares issuable upon exercise of an option exercisable within 60 days after June 14, 2019.
(6)	Consists of (i) 4,115 common shares; and (ii) 140,954 common shares issuable upon exercise of an option exercisable within 60 days after June 14, 2019.
(7)	Consists of (i) 5,000 common shares; and (ii) 60,967 common shares issuable upon exercise of an option exercisable within 60 days after June 14, 2019.
(8)	Consists of shares beneficially owned by executive officers and directors, as reflected in the table and footnotes 3 through 7 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE;

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Myovant. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year ended on March 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

DIRECTOR COMPENSATION

The following table shows, for our fiscal year ended on March 31, 2019, information with respect to the compensation of our non-employee directors. Dr. Seely, Mr. Ramaswamy and Dr. Manchester (while he served on the Board) did not receive any compensation for their services as directors for our fiscal year ended on March 31, 2019. Dr. Seely’s compensation for her service as an executive officer is set forth below under “Executive Compensation — Summary Compensation Table.”

DIRECTOR COMPENSATION FOR OUR FISCAL YEAR ENDED ON MARCH 31, 2019

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
Mark Altmeyer (5)	$24,022	$345,536	$369,558
Terrie Curran	60,000	345,536	405,536
Wayne DeVeydt (6)	23,283	—	23,283
Mark Guinan	43,484	581,807	625,291
Myrtle Potter	33,164	771,906	805,070
Kathleen Sebelius	72,343	345,536	417,879
Frank Torti, M.D.	16,087	677,586	693,673

(1)

This column includes the annual fees paid to all non-executive directors for their service on the Board as well as for their committee membership and chairperson positions. See “Information Regarding the Board of Directors and Corporate Governance — Information Regarding Committees of the Board of Directors” above for more information regarding committee membership.

(2)

Amounts reflect the full grant-date fair value of options granted to the respective director during the fiscal year, as computed in accordance with Financial Accounting Standards Board, or the FASB, Accounting Standards Codification, or the ASC, No. 718. Generally, the grant date fair value is the amount that we would expense in our consolidated financial statements over the award’s vesting schedule. Assumptions used in the calculation of these amounts are included in our Form 10-K for our fiscal year ended on March 31, 2019, filed with the SEC on May 24, 2019. Our directors will only realize compensation with respect to options to the extent the market price of our common shares is greater than the exercise price of such options on the date of exercise.

(3)

Each of Mr. Altmeyer, Ms. Curran and Ms. Sebelius was granted an option to purchase 22,500 common shares at an exercise price of $24.25 per common share on August 31, 2018, which vests on the earlier to occur of (x) the first anniversary of the date of grant and (y) the date immediately prior to the date of the annual general meeting of shareholders for the year following the year in which the grant is made, subject in each case to continuous service through the vesting date. The option granted to Mr. Altmeyer on August 31, 2018 was subsequently cancelled following his resignation from the Board. Each of Mr. Guinan, Ms. Potter and Dr. Torti was granted an option to purchase 45,000 common shares at an exercise price of $19.71 per common share on July 23, 2018, $26.17 per common share on September 20, 2018 and $22.83 per common share on November 6, 2018, respectively, which vests as to 1/3 of the shares on the first anniversary of the grant date, with the balance of the shares vesting in eight equal quarterly instalments thereafter, subject to her or his continued service through the vesting date.

(4)

Options to purchase the following number of common shares were outstanding on March 31, 2019, by each of the non-executive directors: Ms. Curran, 90,000; Mr. Guinan, 45,000; Ms. Potter, 45,000; Ms. Sebelius, 90,000; and Dr. Torti, 45,000. Mr. Ramaswamy did not hold any equity awards on March 31, 2019.

(5)	Mr. Altmeyer resigned from the Board on November 6, 2018.
(6)	Mr. DeVeydt resigned from the Board on July 23, 2018.

Non-Executive Director Compensation

The Compensation Committee previously approved a compensation policy for independent directors and later amended the policy to apply to directors who are not executive officers of Myovant, or the director compensation policy. This policy may be modified or terminated by the Compensation Committee or the Board at its sole discretion.

Each of the non-executive directors received the applicable retainers and fees set forth below in the column titled “Fiscal Year 2018” for serving as a member of the Board, as the Lead Independent Director, as a committee Chair or as a committee member during our fiscal year ended on March 31, 2019 (which retainers and fees was paid on a pro-rata basis for their respective service periods for the applicable positions during such fiscal year).

The Compensation Committee and the Board periodically review and determine director compensation with the input of senior management and outside compensation consultants as they deem appropriate. For example, Compensia, the Compensation Committee’s compensation consultant, provided competitive compensation data and input for purposes of determining the compensation of non-executive directors for our fiscal year ending on March 31, 2020. As a result of that review and study, the Compensation Committee adjusted our director compensation program to that as set forth below in the column titled “Fiscal Year 2019” which became effective as of April 1, 2019.

Cash Compensation

Annual cash retainers are paid in the following amounts to non-executive directors:

Retainer/Fee Category	Fiscal Year 2018 ($)	Fiscal Year 2019 ($)
Annual Retainer	$40,000	$40,000
Additional Annual Retainer for Non-Executive Chairman	30,000	35,000
Additional Annual Retainer for Lead Independent Director	15,000	15,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	15,000	20,000
Compensation Committee	10,500	14,500
Nominating and Corporate Governance Committee	7,500	10,000
Additional Annual Retainer for Committee Members:
Audit Committee	7,500	10,000
Compensation Committee	5,000	7,250
Nominating and Corporate Governance Committee	4,000	5,000

All annual retainers are paid in cash quarterly in arrears promptly following the end of the applicable fiscal quarter.

Equity Compensation

Under the director compensation policy effective during our 2018 fiscal year and currently, upon initial election to the Board, each independent director shall receive an initial option grant to purchase 45,000 of our common shares. The initial option grant is automatically granted, without further action, on the date on which the director’s service as a director begins and vests as to 1/3 of the shares on the first anniversary of the grant date, with the balance of the shares vesting in eight equal quarterly installments thereafter, subject to the applicable director’s continued service through the vesting date. Ms. Potter and Dr. Torti received their initial option grants by action of the Compensation Committee.

In addition, for our 2018 fiscal year, on the date of the annual general meeting of shareholders, each independent director who was elected or appointed as a director at least a full fiscal quarter prior to an annual general meeting and whose service as a director continued after such annual general meeting of shareholders received an additional annual grant of an option to purchase 22,500 of our common shares which vests in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the day immediately prior to the date of the annual general meeting of shareholders for the year following the year in which the grant is made, subject in each case to continued service through the vesting date. The annual option grant was automatically granted on the date of the annual general meeting of shareholders, without further action of the Compensation Committee or the Board.

Effective on April 1, 2019, the director compensation policy was amended to apply to all non-executive directors. It further clarified that for a director to be eligible to receive an annual option grant, such person shall have been elected or appointed as a director at least three months prior to an annual general meeting of shareholders. In addition, the annual option grant was amended to become a value-based equity grant. Effective on April 1, 2019, the annual grant is an option grant with an aggregate value of $266,200 on the date of the annual general meeting, which value is based on the Black-Scholes option value of the volume weighted average closing sales price of common shares of Myovant for all of the trading days during the 30 trading day period ending on and including the last trading day immediately preceding the applicable date of the annual meeting. The vesting terms of the annual grant remain to be the same. Per Mr. Ramaswamy’s request, the Compensation Committee has determined that Mr. Ramaswamy shall not receive compensation pursuant to the director compensation policy.

Option grants have an exercise price equal to the closing price of our common shares on the NYSE on the grant date and are subject to the applicable director’s continued service through the vesting date. Option grants expire on the ten-year anniversary of the grant date and are subject to all applicable terms of our 2016 Equity Incentive Plan and applicable award agreements thereunder.

EXECUTIVE COMPENSATION

We filed proxy statements during our fiscal years ended on March 31, 2017 and 2018 under the scaled reporting rules applicable to emerging growth companies. Beginning on April 1, 2019, we are no longer an emerging growth company and this Proxy Statement now includes additional detailed information about our executive compensation program as follows:

•

the “Compensation Discussion and Analysis” below discussing the compensation of our executive officers appearing in the compensation tables later in this Proxy Statement, which executive officers we refer to as our “named executive officers” or “NEOs”;

•	an additional year of reporting history, and reporting on compensation for five, rather than just three, NEOs in our Summary Compensation Table;

•

additional compensation disclosure tables for “Grants of Plan-Based Awards in Our Fiscal Year Ended on March 31, 2019,” “Stock Vested During Our Fiscal Year Ended on March 31, 2019,” and “Potential Payments Upon Termination or Change of Control” which appear following the Compensation Discussion and Analysis;

•	a non-binding advisory vote on our NEOs’ compensation, included as Proposal 3 in this Proxy Statement; and

•	a non-binding advisory vote on the frequency on which we will hold future advisory votes on our NEOs’ compensation, included as Proposal 4 in this Proxy Statement.

References to the “Company,” “we,” or “our” in the section titled “Compensation Discussion and Analysis” refer to Myovant Sciences Ltd. and its subsidiaries.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Overview

We are a clinical-stage healthcare company focused on developing and commercializing innovative therapies for women’s health and prostate cancer. Our lead product candidate is relugolix, an oral, once-daily, small molecule that acts as a gonadotropin-releasing hormone, or GnRH, receptor antagonist that is currently being evaluated in multiple Phase 3 clinical trials across three distinct indications. We are advancing relugolix 40 mg in combination with low-dose estradiol and a progestin for the treatment of heavy menstrual bleeding associated with uterine fibroids and for pain associated with endometriosis, and relugolix 120 mg as a monotherapy for advanced prostate cancer. In addition, we are developing MVT-602, an oligopeptide kisspeptin-1 receptor agonist, for the treatment of female infertility as part of assisted reproduction. Both relugolix and MVT-602 were licensed to us by Takeda Pharmaceuticals International AG, or Takeda, in April 2016.

Since our inception, we have devoted substantially all of our efforts to identifying and in-licensing our product candidates, organizing and staffing the Company, raising capital, preparing for and advancing the clinical development of our product candidates and preparing for potential future regulatory approvals and commercialization of relugolix.

Our Performance Highlights and Achievements during Our Fiscal Year Ended on March 31, 2019

During our fiscal year ended on March 31, 2019, which we refer to as our 2018 fiscal year, we continued to drive growth by executing on our strategy and substantially advancing toward our goal to be the leading healthcare company focused on developing and commercializing innovative treatments for women’s health and prostate cancer. Key highlights of our corporate performance included:

Relugolix Phase 3 Clinical Programs

•

In July 2018, we announced the completion of patient screening for the Phase 3 LIBERTY 1 trial, evaluating the once daily relugolix combination therapy in women with uterine fibroids and heavy menstrual bleeding.

•

In the second quarter of our 2018 fiscal year, we completed patient enrollment in the Phase 3 LIBERTY 1 trial and completed patient screening for the Phase 3 LIBERTY 2 trial, evaluating the once daily relugolix combination therapy in women with uterine fibroids and heavy menstrual bleeding.

•

In the third quarter of our 2018 fiscal year, we completed patient enrollment in the Phase 3 LIBERTY 2 trial, evaluating the once daily relugolix combination therapy in women with uterine fibroids and heavy menstrual bleeding.

•

During our 2018 fiscal year, we continued enrolling patients in the two replicate Phase 3 SPIRIT 1 and SPIRIT 2 trials evaluating the safety and efficacy of relugolix combination therapy in women with pain associated with endometriosis.

•	In October 2018, we announced completion of patient enrollment in the Phase 3 HERO trial evaluating the safety and efficacy of relugolix 120 mg as a monotherapy in men with advanced prostate cancer.

MVT-602 Clinical Program

•

In our 2018 fiscal year, following the completion of a Phase 1 study, we initiated and completed a successful dose-finding pharmacokinetic/pharmacodynamic Phase 2a study of MVT-602, a kisspeptin-1 receptor agonist, in healthy women undergoing a controlled ovarian stimulation protocol.

•	We presented data at the American Society for Reproductive Medicine (ASRM) Annual Congress from the Phase 1 trial of MVT-602.

Financings

•

During our 2018 fiscal year, we raised aggregate net proceeds of approximately $272.9 million from equity offerings and financing transactions, including approximately $74.4 million from the issuance and sale of 3,533,399 common shares in an underwritten public equity offering in July 2018, $92.0 million pursuant to our existing financing arrangement with NovaQuest Capital Management in late December 2018, $22.5 million from the issuance of 1,110,015 common shares in a private placement to our controlling shareholder, RSL, and approximately $84.1 million from the issuance and sale of 3,970,129 common shares in an “at-the-market” equity offering program that we initiated in April 2018.

Corporate

•

In April 2018, we announced a partnership with PERIOD, Inc., a youth-led non-profit organization focused on menstrual equity, to elevate the conversation around period health, including an Ask Me About Periods campaign on college campuses around the country.

•

In May 2018, we entered into a Commercial Manufacturing and Supply Agreement with Takeda Pharmaceutical Company Ltd. pursuant to which Takeda will manufacture and supply us with relugolix drug substance to support the commercial launch of relugolix, if marketing authorization is granted, and assist with the transfer of technology and manufacturing know-how to our second contract manufacturing organization.

•	We strengthened our executive team, including hiring our Chief Commercial Officer, Kim Sablich, and our Senior Vice President of Pharmaceutical Operations & Development, Jeff Nornhold.

Discussion of Our Executive Compensation Program during Our Fiscal Year Ended on March 31, 2019

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive management team, including our NEOs, during our fiscal year ended on March 31, 2019. The compensation provided to our NEOs for our fiscal year ended on March 31, 2019 is set forth in detail in the “Summary Compensation Table” and other tables following this section as well as in the accompanying footnotes and narratives relating to those tables.

Our NEOs for our fiscal year ended on March 31, 2019 were:

•	Lynn Seely, M.D., our Principal Executive Officer;

•	Frank Karbe, our Principal Financial and Accounting Officer;

•	Matthew Lang, our General Counsel and Corporate Secretary;

•	Juan Camilo Arjona Ferreira, M.D., our Chief Medical Officer; and

•	Kim Sablich, our Chief Commercial Officer.

Philosophy and Objectives

The goals of our executive compensation program are to align our executive officers’ compensation with our pre-established business objectives and the interests of our shareholders, to incentivize our executive officers, to reward our executive officers when we achieve success, and to reflect the teamwork philosophy of our executive management team. Specifically, we have created an executive compensation program that combines both short-term and long-term components, cash and equity compensation, and fixed and variable payments, in proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our pre-established short-term and long-term objectives.

We compete for qualified employees, including executive officers, in the pharmaceutical and biotechnology industries, where competition for talented employees is fierce. Our executive compensation program is intended to make us competitive in this environment so that we can attract and retain executive officers, while being fair relative to other professionals within our organization, which helps our executive management function as a stable team. We believe these considerations will enhance shareholder value over the longer term. The principal objectives of our executive compensation program consist of the following:

•	recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;

•	reward our executive officers for achieving or exceeding our strategic and financial goals;

•	align the interests of our executive officers with those of our shareholders;

•	reflect our long-term business strategy;

•	promote a healthy approach to risk and be sensitive to underperformance as well as outperformance; and

•	provide compensation packages that are competitive, reasonable and fair relative to our peers and the overall market.

Decision-Making Process and Role of Compensation Committee

We review compensation annually for all employees, including our executive officers. In setting executive base salaries and annual bonus opportunities and granting equity incentive awards, the Compensation Committee considers compensation for comparable positions in the competitive market, the historical compensation levels of our executive officers, individual performance as compared to our expectations and objectives, and our desire to motivate our executive officers to achieve short-term and long-term results that are in the best interests of our shareholders and have a long-term commitment to us.

The Compensation Committee has historically determined compensation for our executive officers. For executive officers other than our Principal Executive Officer, the Compensation Committee solicits and considers such executive officers’ performance evaluations and recommendations submitted to the Compensation Committee by our Principal Executive Officer. In addition, the Compensation Committee conducts an evaluation of the performance of our Principal Executive Officer and determines any adjustments to her compensation as well as awards to be granted. Based on those discussions and the exercise of its discretion, the Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers, including our Principal Executive Officer.

Generally, the Compensation Committee’s process for setting executive compensation comprises two related elements: the determination of compensation levels; and the establishment of performance objectives for the current year. The Compensation Committee generally makes adjustments to annual compensation, determines bonuses and equity awards and establishes new performance objectives at one or more meetings held near the beginning of the fiscal year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive officer hires, as well as high-level strategic issues, such as the effectiveness of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

For all executive officers, when making its compensation decisions, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to our executive officers in various hypothetical scenarios, executive officer share ownership information, company share performance data, analyses of historical executive officer compensation levels and current company-wide compensation levels and recommendations of Compensia, the Compensation Committee’s compensation consultant, including analyses of executive officer compensation paid at the companies comprising the compensation peer group.

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors, to assist in the evaluation of executive officer compensation. The Compensation Committee engaged Compensia as its compensation consultant in October 2017. During our fiscal year ended on March 31, 2019, the Compensation Committee continued its engagement of Compensia to review our executive and director compensation policies and practices and to conduct a competitive market analysis of executive and director compensation. During our fiscal year ended on March 31, 2019, Compensia provided the following assistance to the Compensation Committee:

•	reviewed and updated the compensation peer group of comparable public companies for purposes of evaluating the compensation levels of our executive officers and non-employee directors;

•	analyzed the compensation levels and practices of the companies in our compensation peer group;

•	reviewed the competitiveness of compensation paid to our executive officers, including base salary, annual cash incentive awards and long-term incentive awards;

•	reviewed and provided input on the design of the annual and long-term incentive compensation programs offered to our executive officers and other members of senior management;

•	analyzed the board of director compensation practices of the companies in our compensation peer group and reviewed the competitiveness of compensation paid to our non-employee directors; and

•

provided ad hoc advice and support, including related to the severance and change of control provisions in our employment agreements, aggregate equity utilization (burn rate and overhang) and broad-based employee cash and equity compensation.

Compensia reported directly to the Compensation Committee and provided no services to us other than the consulting services to the Compensation Committee. Based on the consideration of the six factors as set forth in the NYSE listing rules, the Compensation Committee does not believe that its relationship with Compensia or the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from Compensia stating its belief that it remains an independent compensation consultant to the Compensation Committee.

Compensation Peer Group

The Compensation Committee uses a group of peer companies to understand the competitive market for executive talent and to evaluate the effectiveness of our executive compensation program. To attract, retain and engage high performing leaders, the Compensation Committee believes that the companies composing our compensation peer group should be aligned with our developmental stage, pipeline growth and market capitalization.

Compensia provided recommendations to the Compensation Committee regarding the companies comprising the peer group. To develop the peer group, Compensia first used the following primary criteria to determine which companies were potential companies for inclusion: (i) companies with a market capitalization between $289 million and $2.6 billion (~0.3x – 3x of our then-market capitalization); and (ii) companies conducting Phase 2 or Phase 3 clinical trials of a lead drug candidate. After determining potential companies to include, Compensia used the following refinement criteria to determine the final group of peer companies: (i) companies with comparable complexity of pipeline (preference for companies with at least three indications in Phase 2 or Phase 3 clinical trials); (ii) companies with comparable research and development expenditures (preference for at least $50 million annually); and (iii) companies focused on similar therapeutic areas (i.e. oncology, women’s health and endocrine-related disorders). The peer group that resulted from this screening method consisted of 21 companies. The recommended peer group differed from the peer group used in our fiscal year ended on March 31, 2018, in that seven companies were removed from the list because these companies no longer met the required selection criteria or were no longer aligned with the overall market capitalization selected for the Company, and an additional eight companies were added to replace them based on the best-practice primary criteria used by Compensia, including market capitalization, stage of development, complexity of pipeline, research and development expense and therapeutic area focus. After reviewing Compensia’s analysis, the Compensation Committee adopted a peer group for our fiscal year ended on March 31, 2019. The full list of 21 peer companies is as follows:

Acceleron Pharma Inc.	Epizyme, Inc.	Revance Therapeutics, Inc.
Achaogen, Inc.	Esperion Therapeutics, Inc.	Sage Therapeutics, Inc.
Aerie Pharmaceuticals, Inc.	Intrexon Corporation	Sangamo Therapeutics, Inc.
Aimmune Therapeutics, Inc.	Global Blood Therapeutics, Inc.	Spark Therapeutics, Inc.
Alder BioPharmaceuticals, Inc.	Intra-Cellular Therapies, Inc.	TG Therapeutics, Inc.
Array BioPharma Inc.	MacroGenics, Inc.	Xencor, Inc.
Dermira, Inc.	MyoKardia, Inc.	Ziopharm Oncology, Inc.

In addition to establishing the peer group, during our fiscal year ended on March 31, 2019, the Compensation Committee adopted compensation guidelines targeting the 50th percentile of peer group compensation for executive base salaries and target annual cash bonus opportunities, and targeting the 75th percentile of peer group compensation for executive long-term incentive compensation. The Compensation Committee continued to utilize the 75th percentile of peer group compensation for long-term incentive compensation in order to provide a stronger incentive to our NEOs to manage the Company as owners with equity stakes in the business. The Compensation Committee does not apply peer group compensation data in a formulaic manner and the other factors as described herein may have an equal or greater impact on compensation decisions. For example, the positioning of an executive officer’s individual compensation may be above or below the peer group median based on factors such as experience and proficiency, as well as our recruitment, retention and succession planning requirements. The Compensation Committee also considers compensation history, as well as prior performance and related reward payouts, in establishing new compensation levels. In addition, the Compensation Committee may vary the positioning of each component of compensation based on broader considerations, such as the desired pay mix for certain roles, the impact of compensation decisions on accounting expense or shareholder dilution, or the need to tailor the compensation package to compete with a broader set of competitors for talent. In sum, the Compensation Committee uses compensation data from our compensation peer group as general guidance and as one of several factors that informs its judgment of appropriate compensation parameters for target compensation levels and maintains discretion to set levels of executive compensation above or below peer levels. Further, various members of the Compensation Committee may weigh factors differently than other members in arriving at the member’s conclusions as to the appropriate level of compensation to award.

Components of Compensation Program and Compensation for Our Fiscal Year Ended on March 31, 2019

Our executive compensation program consists of the following primary components:

•	base salary;

•	annual cash bonuses;

•	long-term incentive compensation in the form of equity awards; and

•	severance and change-of-control related payments and benefits.

We also provide our executive officers, including our NEOs, with comprehensive employee benefit programs such as medical, dental and vision insurance, a Section 401(k) plan, life and disability insurance, flexible spending accounts and other plans and programs made available to all full-time employees.

Compensation Mix

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between annual and long-term incentive compensation, between cash and non-cash compensation, or between fixed and variable compensation. Instead, through our executive compensation program, the Compensation Committee seeks to align pay and performance. To that end, a significant portion of our NEOs’ compensation is “at risk” because it is variable, performance based and in large part dependent on the success of the Company. “At-risk” compensation for our fiscal year ended on March 31, 2019 included options and restricted stock units, or RSUs (to the extent applicable), the value of which depends entirely on increases in the price of our common shares and annual cash bonuses, which depend on the overall level of achievement of the Company performance goals, each NEO’s individual contributions toward the achievement of such performance goals and each NEO’s performance against their own individual performance goals. We believe these components enable us to provide a compensation package that helps attract and retain qualified individuals, links individual performance to Company performance, focuses the efforts of our executive officers, including our NEOs, on the achievement of both our short-term and long-term objectives, and aligns the interests of our executive officers, including our NEOs, with those of our shareholders. The following charts show the pay mix of our Principal Executive Officer and other NEOs who were employed by us during the full fiscal year ended on March 31, 2019 (excluding Ms. Sablich who joined the Company in December 2018):

*	Excludes Principal Executive Officer, or “PEO”, as well as Ms. Sablich who joined the Company in December 2018.

Base Salaries

We provide our executive officers, including our NEOs, with a base salary to compensate them for services rendered to the Company for each fiscal year. The Compensation Committee establishes base salary amounts based on a number of factors, including the scope of the executive officer’s responsibilities, years of service and the Compensation Committee’s consideration of the competitive market based on, among other things, the Company’s peer group, the Compensation Committee’s experience with other companies in our industry, base salary increase trends for executives and the competitive market analysis prepared by Compensia. The Compensation Committee evaluates base salaries annually for all executive officers. In addition to the factors described above, the Compensation Committee considers individual factors, in a subjective manner, in setting base salaries, including the executive officer’s experience, achievements, leadership, teamwork and value to the Company. Consideration of these individual factors encourages our executive officers to improve their individual performance.

Base Salaries during Our Fiscal Year Ended on March 31, 2019

The Compensation Committee set the base salaries for our executive officers, including our NEOs for our fiscal year ended on March 31, 2019, at a meeting held in March 2018. In considering the appropriate level of base salaries for our NEOs, the Compensation Committee first considered the base salaries of similarly situated executives at our peer group companies to understand whether our compensation program is competitively positioned to retain our NEOs. Based on Compensia’s analysis, the base salary level for most of our NEOs prior to our 2018 fiscal year was near the 25th percentile of their comparable positions in our peer group. In order to align base salaries with the Compensation Committee’s compensation guidelines as described above, the Compensation Committee determined to set NEO base salaries for our fiscal year ended on March 31, 2019 near the 50th percentile of the compensation peer group for each position. In addition to the market data, the Compensation Committee also considered the following factors in a holistic analysis emphasizing:

•	the individual contribution of each of our NEOs to our clinical and corporate achievements during our fiscal year ended on March 31, 2018;

•	the criticality of each of our NEOs’ skill set and relative expected future contributions to our business;

•	the growing complexity of our business resulting in increased workloads and responsibilities for each of our NEOs; and

•	other competing business priorities for the Company that require substantial investment of time.

The competitive market analysis provided by Compensia indicated that the base salary increases as set forth below resulted in base salaries for our fiscal year ended on March 31, 2019 that, in comparison to the base salaries of comparable executives at the peer group companies, was at approximately the 50th percentile for Dr. Seely, slightly above the 50th percentile for Mr. Karbe and Mr. Lang and slightly below the 50th percentile for Dr. Arjona Ferreira. Ms. Sablich was hired in December 2018 and, after considering the factors described above, the Compensation Committee set her base salary at a level that the Compensation Committee considered appropriate for her role and responsibilities.

The following table sets forth the annual base salaries for our NEOs for our fiscal year ended on March 31, 2019.

Name	Fiscal Year Ended on March 31, 2019, Base Salary ($)	Increase (%)
Lynn Seely, M.D.	$557,000	8.73%
Frank Karbe	410,000	11.50
Matthew Lang	400,000	8.99
Juan Camilo Arjona Ferreira, M.D.	420,000	2.94
Kim Sablich	400,000 (1)	N/A

(1)	Annualized base salary. The actual amount paid to Ms. Sablich was pro-rated for our fiscal year ended on March 31, 2019 because she joined the Company in December 2018.

Annual Cash Bonuses

We seek to motivate and reward our executive officers, including our NEOs, for achievements relative to our corporate goals and individual performance each fiscal year. The target cash bonus opportunity is determined by the Compensation Committee and is expressed as a percentage of an executive officer’s base salary, with the actual cash bonus payment subject to the achievement of individual performance determined by the Board or the Compensation Committee, as well as overall Company performance criteria.

The corporate performance goals may be based on criteria such as the following: research, development and clinical activities; financial metrics, cash balance, operating expenses and stock price performance; hiring, retention, development of plans and other operational goals; clinical and strategic collaborations and alliance management; manufacturing and supply goals; quality goals; regulatory goals; and public policy and advocacy goals. Individual performance may be assessed by the Compensation Committee based on the individual participant’s contributions toward the achievement of our corporate performance goals, department goals for the participant’s area of responsibility, or other individual performance related to our corporate performance goals.

Cash Bonus during Our Fiscal Year Ended on March 31, 2019

Target Cash Bonus Opportunities

Bonus targets (which are expressed as a percentage of base salary) are based on the seniority of the applicable position. They are reviewed annually by the Compensation Committee, taking into consideration competitive market data. In March 2018, the Compensation Committee determined that the target annual cash bonus opportunities for our fiscal year ended on March 31, 2019 should remain at the same levels as the previous fiscal year for all NEOs other than Dr. Seely (i.e., 50% of base salary for Mr. Karbe and 45% of base salary for each of Mr. Lang and Dr. Arjona Ferreira). The Compensation Committee’s decision regarding target annual cash bonus opportunities was based on its assessment that the percentages of base salaries previously established were appropriate and continued to align us competitively with our compensation peer group. A review of the competitive market analysis prepared by Compensia indicated that with a target annual cash bonus opportunity of 50% of base salary, Dr. Seely’s target total cash compensation fell below the 50th percentile of the compensation peer group. In order to better align her target total cash compensation opportunity with those of chief executive officers of the companies included in our compensation peer group and in recognition of her greater role in determining the course of, and the ability to influence the future of, the Company, as well as the critical importance of her leadership to the Company’s achievement of its strategic business and financial objectives, the Compensation Committee approved an increase to Dr. Seely’s target annual cash bonus opportunity to 60% of her base salary for the year ended on March 31, 2019.

Corporate Performance Goals

For our fiscal year ended on March 31, 2019, the Compensation Committee established corporate performance goals to provide incentives to our NEOs to focus their efforts on the objectives that the Compensation Committee considered were most important to advancing our business during the fiscal year. The Board also reviewed and approved the corporate objectives approved by the Compensation Committee. The corporate performance goals fell into five categories: clinical development, pharmaceutical operations and development, commercial and medical affairs, general corporate, and product development. Within each category were multiple specified objectives and the Compensation Committee established a weighting for each objective. The objectives in the clinical development category accounted for 50% of the total weighting, with the weightings for the other categories listed above as follows: pharmaceutical operations and development (20%), commercial and medical affairs (15%), general corporate (10%) and product development (5%). The Compensation Committee established these weightings based its subjective assessment of the importance of these objectives to the overall success of the Company.

Individual Performance

For our fiscal year ended on March 31, 2019, the Compensation Committee assessed the individual performance of each of our NEOs based on its subjective determination, after review, of the performance of each NEO. As part of its assessment, the Compensation Committee solicited and considered the assessment by Dr. Seely, our Principal Executive Officer, of the individual performance of each of our NEOs other than herself.

Annual Cash Bonus Payments

During our fiscal year ended on March 31, 2019, management reported regularly to the Compensation Committee and the Board on the Company’s performance against the corporate performance goals, including in formal in-person meetings in June 2018, September 2018, December 2018 and February 2019. Following the end of our fiscal year ended on March 31, 2019, the Compensation Committee reviewed our performance against the corporate performance goals set at the beginning of our fiscal year and determined that we had met the corporate performance goals at the following levels: clinical development (75%); pharmaceutical operations and development (100%); commercial and medical affairs (83%); general corporate (100%); and product development (100%). After consideration, the Compensation Committee determined that the overall achievement of the corporate performance goals was at the 80% level. The Compensation Committee also reviewed the individual performance of each of our NEOs. Following these determinations, the Compensation Committee, exercising its discretion, approved payment of the bonuses to our NEOs based on both the Company’s performance goals and each NEO’s individual achievement of performance goals. The Compensation Committee used its subjective judgment and consulted with our Principal Executive Officer (other than with respect to her own bonus payment) in determining the bonus payment to each of our NEOs. The chart below summarizes the total amount of cash bonuses awarded to our NEOs for our fiscal year ended on March 31, 2019, relative to the target annual cash bonus opportunity established for each NEO at the beginning of the year.

Name	Fiscal Year Ended on March 31, 2019 Annual Cash Bonus
	Target	Earned
Lynn Seely, M.D.	$334,200	$267,360
Frank Karbe	205,000	164,000
Matthew Lang	180,000	167,000
Juan Camilo Arjona Ferreira, M.D.	189,000	123,000
Kim Sablich (1)	60,000	47,000

(1)	Ms. Sablich’s annual cash target bonus is prorated from her hire date in December 2018. It does not include her sign-on bonus discussed below.

Sign-On Bonus for Ms. Sablich

Ms. Sablich joined the Company on December 1, 2018. In connection with her commencement of employment with us, the Compensation Committee awarded her a one-time sign-on cash bonus in the amount of $105,000, together with a tax gross-up payment representing additional compensation in an amount intended to offset, on an after-tax basis, Ms. Sablich’s income taxes payable in respect of such bonus. This additional tax gross-up payment was a negotiated term with Ms. Sablich to induce her to join the Company. This sign-on bonus requires that she remain employed with us for one year. If Ms. Sablich’s employment terminates voluntarily without good reason or involuntarily for cause, prior to the first anniversary date of her start date, she will be required to repay the sign-on bonus less the amount of the tax gross-up.

Long-Term Incentive Compensation

We provide long-term incentive compensation opportunities in the form of equity awards to incentivize and reward long-term corporate and individual performance based on the value of our common shares and, thereby, to align the interests of our executive officers with those of our shareholders. We believe that strong, long-term corporate performance is better achieved with a corporate culture that encourages a long-term focus by our executive officers, including our NEOs, as well as by our other employees. We believe that our use of equity awards also encourages the retention of our executive officers because the vesting of their awards requires continued employment (except in some cases following termination of employment or a change of control of Myovant Sciences, Inc. or the Company, which is described in the section titled “Severance and Change of Control Payments and Benefits” below).

Allocation of Long-Term Equity Awards

We generally grant our annual equity awards in the first quarter of each new fiscal year, with the grant date occurring at a regularly scheduled meeting of the Compensation Committee or a date agreed upon in advance with the Compensation Committee. We do not time the granting of equity awards to coordinate with the announcements of material non-public information. The option exercise price and grant date fair value are established based on the closing price of our common shares on the date of grant. The shares underlying options granted under our 2016 Equity Incentive Plan typically vest as to 25% of the shares subject to the option one year from the date of hire or date of grant in the case of merit-based equity awards and the remaining shares vest in 12 equal quarterly installments thereafter, provided the recipient has provided continuous service to us through such vesting date.

To-date, all of our annual equity awards have been granted to our NEOs in the form of options because we believe that options provide the strongest alignment with our shareholders’ interests because their entire value depends on future stock price appreciation. In addition, we believe that the multi-year vesting requirements applicable to options encourage retention because our NEOs are incentivized to remain employed through the vesting period. From time to time, the Compensation Committee has granted a portion of new-hire equity awards in the form of RSUs to new executive officers in order to attract, motivate and retain such individuals. RSUs also reward growth in the market price of our common shares because they derive additional value from future stock price appreciation, and they are less dilutive to our shareholder because they require fewer shares than options.

Timing of Grant and Amount of Long-Term Equity Awards

Generally, the Compensation Committee grants annual equity awards once each year at pre-set meeting dates. The Compensation Committee does not time the granting of equity awards around announcements of material non-public information. In determining the aggregate value of the equity awards granted to our executive officers, the Compensation Committee takes into consideration a competitive market analysis prepared by Compensia and, as stated above, targeted the 75th percentile relative to our compensation peer group. The Compensation Committee believes that utilizing this target for long-term equity incentive compensation provides a strong incentive to our NEOs to manage the Company as owners with equity stakes in the business. The Compensation Committee also takes into account the value of our NEO’s equity holdings and previously granted equity awards in determining the amount of the awards, but does not directly increase or decrease future awards based on these other holdings.

After considering the competitive market analysis and review of these factors at a meeting in March 2018, the Compensation Committee approved grants of options to our NEOs for our fiscal year ended on March 31, 2019, as set forth in the table below.

The option and RSU grants to Ms. Sablich disclosed in the following table represent the new hire awards in connection with her employment with us, which were arrived at in arms-length negotiations with her and, as they are her initial awards and, were larger than the annual equity awards granted to most of the other NEOs.

Name	Fiscal Year Ended on March 31, 2019, Stock Options Granted (#)	Fiscal Year Ended on March 31, 2019, RSUs Granted (#)
Lynn Seely, M.D.	248,450	—
Frank Karbe	114,690	—
Matthew Lang	87,050	—
Juan Camilo Arjona Ferreira, M.D.	87,050	—
Kim Sablich	133,500	29,700

Severance and Change of Control Payments and Benefits

We have entered into employment agreements with our NEOs, providing for certain severance and change of control payments and benefits, the terms of which are described in more detail under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.” The Compensation Committee believes that these agreements are an important element of our executive compensation program. We provide severance payments and benefits to each of our NEOs to provide financial protections in the event of termination of their employment other than for cause, or if they resign for good reason, because we believe such payments and benefits are essential to fulfill our objective of attracting and retaining key managerial talent. In addition, we provide change of control payments and benefits to each of our NEOs to provide protections in the event of their termination of employment following a change of control of Myovant Sciences, Inc. or the Company, and to further promote the ability of our NEOs to act in the best interests of our shareholders, despite the possibility of termination of their employment as a result of a change of control transaction. The Compensation Committee believes that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize shareholder value, including in the event of a transaction that could result in a change of control of Myovant Sciences, Inc. or the Company.

The terms and conditions of these agreements, including the terms and conditions for the severance and change of control payments and benefits, were considered and approved by the Compensation Committee at the time of hire of each NEO and were subsequently amended and approved by the Compensation Committee in November 2018, following its review of an analysis by Compensia, of similar arrangements with executive officers at our peer group of companies. For a summary of the material terms and conditions of these change of control and severance arrangements, see the section with the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control” in this Proxy Statement.

Other Compensation Policies

In connection with Ms. Sablich joining our Company in December 2018, we entered into an employment agreement with her providing that, in addition to providing for the base salary, a target bonus opportunity and equity awards as discussed above, Ms. Sablich would receive (i) a cash “sign-on” bonus in a lump sum payment totaling $105,000, together with a tax gross-up payment representing additional compensation in an amount intended to offset, on an after-tax basis, Ms. Sablich’s income taxes payable in respect of such bonus, all as discussed above, and (ii) a relocation package to assist in her relocation to our California office location. The relocation package included packing and transportation of her household goods, airfare to relocate her and her family to the Bay Area, transportation of up to two automobiles, house-hunting assistance and up to three months of temporary housing (the latter not to exceed $27,000). The Compensation Committee approved these additional payments and benefits to facilitate Ms. Sablich’s transition into the Company.

Compensation Recovery Policy

As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Principal Executive Officer and Principal Financial and Accounting Officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Section 162(m) of the Code has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year, subject to certain exceptions, including an exception for certain “performance-based compensation,” as defined in the Code and accompanying regulations. Under a transition rule that applies to newly-public companies, we are currently exempt from this limitation. Due to the effects of tax reform, the historical exemption for performance-based compensation will be available only for certain prior “grandfathered” arrangements, and we will continue to review related guidance from the Internal Revenue Service as it becomes available. In determining the form and amount of compensation for our NEOs, the Compensation Committee may continue to consider all elements of the cost of such compensation. While it considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Accounting Considerations

The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of annual bonus opportunities and design and amount of equity awards.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended on March 31, 2019.

Ms. Terrie Curran

Ms. Kathleen Sebelius

Mr. Mark Guinan

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

The following table sets forth, for our fiscal year ended on March 31, 2019, which we refer to as our 2018 fiscal year, for our fiscal year ended on March 31, 2018, which we refer to as our 2017 fiscal year, and for our fiscal year ended on March 31, 2017, which we refer to as our 2016 fiscal year, compensation awarded or paid to, or earned by, our Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers as of March 31, 2019, who are referred to herein as our “NEOs.” Our NEOs are not employees of Myovant Sciences Ltd., but rather are employees of Myovant Sciences, Inc., a wholly-owned subsidiary of Myovant Sciences Ltd.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)		Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)
Lynn Seely, M.D. (1) Principal Executive Officer	2018	$557,000	$—	$—		$3,607,897	$267,360	$2,045	$4,434,302
	2017	525,569	—	7,999,094		3,404,171	230,400	—	12,159,234
	2016	251,154	—	5,756,363	(8)	—	200,000	—	6,207,517

Frank Karbe (2) Principal Financial and Accounting Officer	2018	410,000	—	—		1,665,485	164,000	332	2,239,817
	2017	367,700	200,000	—		1,702,086	184,000	11,846	2,465,632
	2016	159,231	—	—		2,783,811	—	—	2,943,042

Matthew Lang (3) General Counsel and Corporate Secretary	2018	400,000	—	—		1,264,107	167,000	153	1,831,260
	2017	264,193	100,000	—		2,346,492	131,000	68,108	2,909,793

Juan Camilo Arjona	2018	420,000	50,000	—		1,264,107	123,000	121,479	1,978,586
Ferreira, M.D. (4) Chief Medical Officer	2017	—	—	—		—	—	—	—

Kim Sablich (5) Chief Commercial Officer	2018	133,333	105,000	513,216		1,474,406	47,000	87,958	2,360,913

(1)	Dr. Seely’s employment with Myovant Sciences, Inc. commenced in May 2016. Dr. Seely is not compensated for her role as a director.
(2)	Mr. Karbe’s employment with Myovant Sciences, Inc. commenced in September 2016.
(3)	Mr. Lang’s employment with Myovant Sciences, Inc. commenced in July 2017.
(4)	Dr. Arjona Ferreira’s employment with Myovant Sciences, Inc. commenced in July 2017, but he was not a NEO in our 2017 fiscal year.
(5)	Ms. Sablich’s employment with Myovant Sciences, Inc. commenced in December 2018.
(6)

The amount reported for Mr. Karbe in our 2017 fiscal year represents (a) a sign-on bonus of $50,000 paid to him upon his becoming non-interim Chief Financial Officer in April 2017, and (b) a one-time discretionary performance bonus of $150,000 paid on the one-year anniversary of his initial start date as interim Chief Financial Officer. The amount reported for Mr. Lang in our 2017 fiscal year represents a sign-on bonus paid to him when he commenced his employment with Myovant Sciences, Inc. The amount reported for Dr. Arjona Ferreira in our 2018 fiscal year represents 50% of his sign-on bonus paid to him during our 2018 fiscal year. The amount reported for Ms. Sablich in our 2018 fiscal year represents a sign-on bonus paid to her when she commenced her employment with Myovant Sciences, Inc.

(7)

Amounts reflect the grant-date fair value of options and RSUs granted during the respective fiscal year computed in accordance with FASB ASC No. 718, rather than the amounts paid to or realized by our NEOs. We provide information regarding the assumptions used to calculate the fair value of these awards in Notes 2(L) and 9 to our consolidated financial statements included in our Form 10-K for our fiscal year ended on March 31, 2019, filed with the SEC on May 24, 2019. Our NEOs will only realize compensation with respect to options to the extent the market price of our common shares is greater than the exercise price of such options on the date of exercise.

(8)

This amount does not include the fair value of an equity award of 66,845 restricted stock units in RSL, or the RSL RSUs, granted to Dr. Seely during our 2016 fiscal year as more fully described in the table titled “Outstanding Equity Awards as of March 31, 2019” below. The RSL RSUs will vest to the extent certain performance criteria are achieved and certain liquidity conditions are satisfied within a specified number of years from the grant date, provided Dr. Seely has provided continued service to RSL, or one of its subsidiaries, such as Myovant, through such date. As of the grant date, the RSL RSUs’ performance criteria were deemed not probable of occurring, therefore no share-based compensation expense has been recorded related to the RSL RSUs. Assuming that all of the vesting requirements to the RSL RSUs were met, the value of the RSL RSUs as of the grant date would have been $930,482.
(9)	The amounts represent performance-based incentive bonuses that were earned by our NEOs in the respective fiscal years.
(10)

The amount reported for Dr. Arjona Ferreira in our 2018 fiscal year includes (a) a $26,429 “gross-up” for income taxes payable in connection with the sign-on bonus of $50,000 that he earned during our 2018 fiscal year; and (b) relocation expenses of $94,625 paid by the Company. The amount reported for Ms. Sablich in our 2018 fiscal year consists of (a) relocation expenses of $22,709 paid by the Company for her; and (b) a $65,249 “gross-up” for income taxes payable in connection with her sign-on bonus.

GRANTS OF PLAN-BASED AWARDS IN OUR FISCAL YEAR ENDED ON MARCH 31, 2019

The following table provides information regarding grants of plan-based awards to our NEOs during our fiscal year ended on March 31, 2019:

Name	Grant Date	Date of Corporate Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)(1)
Lynn Seely, M.D.	03/28/2018	03/28/2018	$—	$334,200	—	—	$—	$—
	04/16/2018	03/28/2018	—	—	—	248,450	21.87	3,607,897

Frank Karbe	03/28/2018	03/28/2018	—	205,000	—	—	—	—
	04/16/2018	03/28/2018	—	—	—	114,690	21.87	1,665,485

Matthew Lang	03/28/2018	03/28/2018	—	180,000	—	—	—	—
	04/16/2018	03/28/2018	—	—	—	87,050	21.87	1,264,107

Juan Camilo Arjona	03/28/2018	03/28/2018	—	189,000	—	—	—	—
Ferreira, M.D.	04/16/2018	03/28/2018	—	—	—	87,050	21.87	1,264,107

Kim Sablich	11/06/2018	11/06/2018	—	60,000	—	—	—	—
	12/17/2018	11/06/2018	—	—	—	133,500	17.28	1,474,406
	12/17/2018	11/06/2018	—	—	29,700	—	—	513,216

(1)

Reflects performance-based incentive bonuses. The dollar amounts reported in this column represents the target amounts of each NEO’s annual cash bonus award for our fiscal year ended on March 31, 2019. No threshold or maximum amounts were established. The actual cash bonus award earned for our fiscal year ended on March 31, 2019 for each NEO is set forth in the “Summary Compensation Table” above. Accordingly, the amounts set forth in this column do not represent additional compensation earned by our NEOs for our fiscal year ended on March 31, 2019, or the actual cash compensation earned by our NEOs. The target amounts represent 60% of the base salary for Dr. Seely, 50% of the base salary for Mr. Karbe, and 45% of the base salary for Mr. Lang, Dr. Arjona Ferreira and Ms. Sablich. The target amount included in the table above for Ms. Sablich represents the annual target amount prorated from her hire date of December 1, 2018.

(2)

Amounts reflect the full grant-date fair value of options and RSUs granted during our fiscal year ended on March 31, 2019 computed in accordance with FASB ASC No. 718, rather than the amounts paid to or realized by our NEOs. We provide information regarding the assumptions used to calculate the fair value of these awards in Notes 2(L) and 9 to our consolidated financial statements included in our Form 10-K for our fiscal year ended on March 31, 2019, filed with the SEC on May 24, 2019. Our NEOs will only realize compensation with respect to options to the extent the market price of our common shares is greater than the exercise price of such options on the date of exercise.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2019

The following table shows certain information regarding outstanding equity awards held by our NEOs as of March 31, 2019. All awards were granted under our 2016 Equity Incentive Plan.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive Plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Lynn Seely, M.D.	175,000	225,000 (1)	$ 12.68	05/14/2027	—	$—	—	$—
	—	248,450 (2)	21.87	04/15/2028	—	—	—	—
	—	—	—	—	—	—	66,845 (3)	930,482 (4)
	—	—	—	—	352,568 (5)	8,415,798 (6)	—	—
	—	—	—	—	—	—	564,111 (7)	13,465,330 (6)

Frank Karbe	141,030	84,614 (8)	5.11	09/20/2026	—	—	—	—
	87,500	112,500 (1)	12.68	05/14/2027	—	—	—	—
	—	114,690 (2)	21.87	04/15/2028	—	—	—	—

Matthew Lang	116,250	193,750 (1)	11.30	07/16/2027	—	—	—	—
	—	87,050 (2)	21.87	04/15/2028	—	—	—	—

Juan Camilo Arjona Ferreira, M.D.	97,500	162,500 (1)	10.60	08/14/2027	—	—	—	—
	—	87,050 (2)	21.87	04/15/2028	—	—	—	—
	—	—	—	—	6,250 (9)	149,188 (6)	—	—

Kim Sablich	—	133,500 (2)	17.28	12/16/2028	—	—	—	—
	—	—	—	—	29,700 (9)	708,939 (6)	—	—

(1)

One quarter of the shares subject to the option vested on the first anniversary date of the grant date, and the remaining shares subject to the option have vested and will continue to vest in 12 equal quarterly installments thereafter, provided each recipient, respectively, has provided continuous service to us through each such date. The grant dates for these options were as follows: Dr. Seely and Mr. Karbe, May 15, 2017; Mr. Lang, July 17, 2017; and Dr. Arjona Ferreira, August 15, 2017.

(2)

One quarter of the shares subject to the option vests on the first anniversary date of the grant date, and the remaining shares subject to the option will vest in 12 equal quarterly installments thereafter, provided each recipient, respectively, has provided continuous service to us through each such date. The grant dates for these options were as follows: Dr. Seely, Mr. Karbe, Mr. Lang and Dr. Arjona Ferreira, April 16, 2018; and Ms. Sablich, December 17, 2018.

(3)

Represents the RSL RSUs. The RSL RSUs will vest to the extent certain performance criteria are achieved and certain liquidity conditions are satisfied within specified years of the grant date, provided Dr. Seely has provided continued service to RSL, or one of its subsidiaries, such as Myovant, through such date.

(4)

Significant judgment and estimates were used to estimate the fair value of the RSL RSUs, as they are not publicly traded. The fair value was estimated based on various corporate event-based considerations, including certain thresholds for future financing and liquidity events of RSL as defined in the applicable agreement and Monte Carlo simulation.

(5)

One quarter of the common shares under this restricted stock award vested on May 31, 2017, with the remaining shares having vested and will continue to vest in 12 equal quarterly installments thereafter, provided Dr. Seely has provided continuous service to us through each such date. The number of shares represents the number of unvested shares as of March 31, 2019. The grant date for this restricted stock award was June 16, 2016.

(6)

The market value of restricted common shares that have not vested is calculated based on the fair market value of $23.87 per share, which is the closing price of our common shares on March 29, 2019, the last trading day of our fiscal year ended on March 31, 2019.

(7)

These restricted shares will vest based on our stock price (based on a continuous five-day volume-weighted average price), as follows: 1/3 of the shares will vest if our stock price exceeds $30.00 per share, an additional 1/3 of the shares will vest if our stock price exceeds $60.00 per share, and the final 1/3 of the shares will vest if our stock price exceeds $90.00 per share, provided Dr. Seely has provided continuous service through the time each vesting milestone is achieved.

(8)

1/8 of the shares subject to the option vested on each of March 31, 2017 and September 21, 2017, with the remaining shares having vested and will continue to vest in 12 equal quarterly installments thereafter measured from September 21, 2017, provided Mr. Karbe has provided continuous service to us through each such date. The grant date for this option was September 21, 2016.

(9)

One quarter of the shares subject to the RSU award vested or will vest on the first anniversary date of the grant date, and the remaining shares subject to the RSU have vested and/or will continue to vest in 12 equal quarterly installments thereafter, provided each recipient, respectively, has provided continuous service to us through each such date. The number of shares represents the number of unvested shares as of March 31, 2019. The grant dates for these RSU awards were as follows: Dr. Arjona Ferreira, August 15, 2017; and Ms. Sablich, December 17, 2018.

STOCK VESTED DURING OUR FISCAL YEAR ENDED ON MARCH 31, 2019

None of our NEOs acquired any shares upon the exercise of options during our fiscal year ended on March 31, 2019. The following table shows the number of our common shares subject to restricted stock awards and RSUs held by each NEO that vested during our fiscal year ended on March 31, 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lynn Seely, M.D.	282,056	$6,237,668
Frank Karbe	—	—
Matthew Lang	—	—
Juan Camilo Arjona Ferreira, M.D.	3,750	77,856
Kim Sablich	—	—

(1)

Represents the aggregate value realized on vesting of stock awards during our fiscal year ended on March 31, 2019, computed on each such vesting date as the market price of an underlying common share on such vesting date multiplied by the number of common shares that vested on such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Our NEOs are entitled to certain payments and benefits upon a qualifying termination of employment or a change of control of Myovant Sciences, Inc. or of the Company. The following discussion describes the payments and benefits to which our NEOs would have become entitled pursuant to their employment agreements in effect as of March 31, 2019.

Summary of Change of Control and Severance Arrangements

Each of our NEOs is employed by Myovant Sciences, Inc., our wholly-owned subsidiary, and provides services to us pursuant to an intercompany services agreement. Myovant Sciences, Inc. has an employment agreement with each of our NEOs that sets forth the terms and conditions of employment. On November 7, 2018, Myovant Sciences, Inc. entered into amended and restated employment agreements with each of Dr. Seely,

Mr. Karbe, Mr. Lang and Dr. Arjona Ferreira, amending certain provisions of the severance and change of control provisions of these agreements following the Compensation Committee’s review of an analysis by Compensia, of similar arrangements with executive officers at our peer group of companies. On November 1, 2018, Myovant Sciences, Inc. entered into an employment agreement with Ms. Sablich, which became effective on December 1, 2018 when she joined Myovant Sciences, Inc. These agreements provide for “at-will” employment and set forth our NEO’s annual base salary, target performance bonus opportunity, equity incentive award, severance terms and eligibility for employee benefits. For the purposes of this discussion, references to “Myovant,” “we,” “us” and “our” are deemed to refer to Myovant Sciences, Inc. or the Company as context requires.

Under each of the amended and restated employment agreements with Dr. Seely, Mr. Karbe, Mr. Lang and Dr. Arjona Ferreira and the employment agreement with Ms. Sablich, such NEO is eligible for the following severance and change of control payments and benefits, conditioned upon delivering a release of claims in our favor as described hereafter:

(1)

If we terminate our NEO’s employment without cause (other than due to our NEO’s death or disability) or our NEO resigns for good reason, each a Qualifying Termination, we shall pay him or her any earned but unpaid base salary accrued through the date of termination, at the rate then in effect. In addition, if our NEO executes a nonrevocable waiver and release of claims in our form and allows it to become effective in accordance with its terms, then (i) we shall pay our NEO a cash payment equal to the sum of his or her annual base salary and target annual performance bonus amount, (ii) we shall reimburse our NEO for continued medical coverage (inclusive of premiums for our NEO’s eligible dependents) for up to 12 months if he or she timely elects such continued coverage; and (iii) 25% (in the case of Mr. Karbe, Mr. Lang, Dr. Arjona Ferreira and Ms. Sablich) or 50% (in the case of Dr. Seely) of his or her then-unvested and outstanding equity awards shall vest.

(2)

If we terminate our NEO’s employment for cause, or our NEO resigns without good reason, or due to our NEO’s death of disability, we shall pay our NEO (or his or her estate) any earned but unpaid base salary accrued through the date of such resignation or termination, at the rate then in effect, and in the case of Mr. Lang, any annual bonus that is due in respect of the prior fiscal year but is unpaid as of the date of such resignation or termination (other than upon a termination by Myovant for cause). In addition, in the case of Dr. Seely, Mr. Karbe, Mr. Lang and Dr. Arjona Ferreira, in the event of a termination of employment due to our NEO’s death or disability, we shall pay our NEO (or his or her estate) an amount equal to our NEO’s target annual performance bonus amount for the fiscal year in which such termination occurs prorated to the date of such termination.

(3)

If an NEO’s Qualifying Termination occurs within 3 months before, upon or within 18 months after a change of control of Myovant, then in lieu of the amounts we would have paid in (1) above, (i) we shall pay our NEO a cash payment equal to the 1.5 times (in the case of Dr. Seely, Mr. Karbe and Mr. Lang) or one time (in the case of Dr. Arjona Ferreira and Ms. Sablich) the sum of his or her annual base salary and target annual performance bonus amount, (ii) we shall reimburse our NEO for continued medical coverage (inclusive of premiums for our NEO’s eligible dependents) for up to 18 months (in the case of Dr. Seely, Mr. Karbe and Mr. Lang) or 12 months (in the case of Dr. Arjona Ferreira and Ms. Sablich) if he or she timely elects such continued coverage; (iii) 100% (in the case of Dr. Seely, Dr. Arjona Ferreira and Ms. Sablich) of his or her then-unvested and outstanding equity awards shall vest; and (iv) in the case of Dr. Seely, Dr. Arjona Ferreira and Ms. Sablich, if such Qualifying Termination occurs within three months before a change of control of Myovant and our NEO is entitled to accelerated vesting of any equity award pursuant to his or her employment agreement, then the post-termination exercise period of any equity award that is an option shall be extended to the earlier of (i) three months after the change of control of Myovant or (ii) the expiration of the original term of such option. In addition, in the case of Mr. Karbe and Mr. Lang, if the change of control of Myovant occurs during his employment or within three months after the termination of his employment (other than termination by Myovant for cause or due to our NEO’s death or disability), 100% of his then-unvested and outstanding equity awards shall vest and the post-termination exercise period of any equity award that is an option shall be extended to the earlier of (i) three months after the change of control of Myovant or (ii) the expiration of the original term of such option.

(4)

In the case of Mr. Lang, following a change of control of Myovant, he is entitled to receive a prorated bonus (based on the higher of target or actual achievement of pro rata performance targets for the number of days that have elapsed in such fiscal year as of the change of control) and with the bonus amount to be the prorated portion of a full annual bonus based on the number of days that have elapsed in such fiscal year as of the change of control.

The definitions of “cause,” “good reason” and “change of control” are set forth in the individual employment agreements. We consider the severance and change of control payments and benefits described above to be critical to attracting and retaining high caliber executives. We believe that appropriately structured severance and change of control payments and benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his or her employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each NEO to focus on continuing normal business operations and, in the event of a change of control, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our shareholders will impact his or her own financial security.

Summary of Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment, assuming such NEO’s termination of employment with us occurred on March 31, 2019, and, where relevant, that a change of control of Myovant occurred on March 31, 2019. Amounts shown in the table below do not include (i) accrued but unpaid salary, and (ii) other benefits earned or accrued by our NEO during his or her employment that are available to all full-time employees. For purposes of the below table, we have assumed that none of the potential payments and benefits would be subject to the excise tax imposed by Section 4999 of the Code and therefore reduced in accordance with the terms of the change of control and severance arrangements.

Name	Change of Control (No Termination) ($)	Non-Change of Control Severance (except Death or Disability) ($)	Change of Control Severance ($)	Death or Disability ($)
Lynn Seely, M.D.
Cash	$—	$891,200	$1,336,800	$334,200
Continued Healthcare (1)	—	34,128	51,192	—
Accelerated Vesting (2)	—	12,447,889	24,895,778	—

Total	$—	$13,373,217	$26,283,770	$334,200

Frank Karbe
Cash	$—	$615,000	$922,500	$205,000
Continued Healthcare (1)	—	19,980	29,970	—
Accelerated Vesting (2)	—	768,903	3,075,614	—

Total	$—	$1,403,883	$4,028,084	$205,000

Matthew Lang
Cash	$180,000	$580,000	$870,000	$180,000
Continued Healthcare (1)	—	19,476	29,214	—
Accelerated Vesting (2)	—	652,384	2,609,538	—

Total	$180,000	$1,251,860	$3,508,752	$180,000

Juan Camilo Arjona Ferreira, M.D.
Cash	$—	$609,000	$609,000	$189,000
Continued Healthcare (1)	—	33,732	33,732	—
Accelerated Vesting (2)	—	619,916	2,479,663	—

Total	$—	$1,262,648	$3,122,395	$189,000

Kim Sablich
Cash	$—	$580,000	$580,000	$—
Continued Healthcare (1)	—	34,128	34,128	—
Accelerated Vesting (2)	—	386,435	1,545,738	—

Total	$—	$1,000,563	$2,159,866	$—

(1)

Represents the value of the continuation of our current employee benefits, including medical, dental, and vision insurance for the full term described under “Summary of Change of Control and Severance Arrangements” above, assuming in each case that our NEOs elect to receive the benefits (inclusive of premiums for our NEO’s eligible dependents for such health, dental, and vision insurance plan coverage as in effect immediately prior to such NEO’s termination on March 31, 2019). Under these agreements, payments of premiums for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, would continue for the full term set forth under the applicable NEO’s employment agreement unless the NEO ceases to be eligible for COBRA, does not pay the applicable monthly COBRA premium, or becomes eligible to enroll in the group health insurance plan of another employer.
(2)

Represents the aggregate value of the NEO’s unvested options, RSUs and restricted stock awards that would have vested on an accelerated basis in connection with a change of control of Myovant or a triggering termination event under the 2016 Equity Incentive Plan. The value of the options is determined by multiplying the number of accelerating common shares under the applicable options by the fair market value of our common shares on March 29, 2019 ($23.87 per share), which is the last trading day prior to March 31, 2019 and subtracting the applicable exercise prices. The value of the RSUs and restricted stock awards is determined by multiplying the number of accelerating common shares under the applicable RSUs and restricted stock awards by the fair market value of our common shares on March 29, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information regarding our equity compensation plan as of March 31, 2019:

Plan Category	Common Shares to be issued upon exercise of outstanding options and rights (a)(#)(1)	Weighted- average exercise price of outstanding options and rights (b)($)(2)	Common Shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(#)
Equity compensation plans approved by shareholders	5,435,852	$14.36	2,060,646
Equity compensation plans not approved by shareholders	—	—	—

Total	5,435,852	$14.36	2,060,646

(1)

This number represents the number of securities to be issued upon exercise of 5,396,465 outstanding options and upon vesting of 39,387 outstanding RSUs. Pursuant to the terms of our 2016 Equity Incentive Plan, an additional 2,882,300 common shares were added to the number of available common shares effective April 1, 2019.

(2)

The weighted-average exercise price represents the weighted average exercise price of outstanding options and RSUs, the latter of which have an exercise price of $0. The weighted-average exercise price excluding the outstanding RSUs is $14.46.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of Myovant, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Myovant and its shareholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PARTY TRANSACTIONS

The following is a description of transactions since April 1, 2018, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest.

Agreements with Takeda Pharmaceuticals International AG

We entered into a series of agreements with Takeda Pharmaceuticals International AG, or Takeda, one of our greater than 5% shareholders, and its affiliate and the ones discussed below remain effective:

License Agreement

In April 2016, we entered into a license agreement with Takeda. Pursuant to this license agreement, Takeda granted to us an exclusive, royalty-bearing license under certain patents and other intellectual property controlled by Takeda to develop and commercialize the compound TAK-385, which we refer to as relugolix, and the compound TAK-448, which we refer to as MVT-602, and products containing these compounds, in certain territories for all human diseases and conditions. In connection with this license agreement, we issued Takeda a warrant to purchase an indeterminant number of capital shares to Takeda which expired on April 30, 2017. We issued a total of 2,343,624 common shares to Takeda under the warrant prior to its expiration.

Manufacture and Supply Agreements

In June 2016, we and one of Takeda’s affiliates, Takeda Pharmaceutical Company Limited, or Takeda Limited, entered into an agreement for the manufacture and supply of relugolix. Under this agreement, Takeda Limited is supplying us, and we are obtaining from Takeda Limited, all of our requirements for relugolix drug substance and drug product to be used under our development plans for all indications. Takeda Limited is also assisting us with a technical transfer of the manufacturing process for relugolix to us and our designee and we are paying the expenses related to such transfer. During our fiscal year ended on March 31, 2019, we incurred expenses of $2.5 million under this agreement.

On May 30, 2018, we entered into a Commercial Manufacturing and Supply Agreement with Takeda pursuant to which Takeda will manufacture and supply us with relugolix drug substance to support the commercial launch of relugolix, if marketing authorization is granted. Takeda has agreed to assist with the transfer of technology and manufacturing know-how to a second contract manufacturing organization of our subsidiary, Myovant Sciences GmbH. We will pay the expenses related to such transfers. During our fiscal year ended on March 31, 2019, we incurred expenses of $8.6 million under this agreement.

Agreements with RSL

We entered into a series of agreements with RSL, our controlling shareholder, and the ones discussed below remain effective:

Option Agreement

In June 2016, we entered into an option agreement with RSL pursuant to which RSL granted to us an option to acquire the rights to products to which RSL or any non-public affiliate of RSL acquires the rights (other than a relugolix product or a competing product) for uterine fibroids or endometriosis, or for which the primary target indication is hormone-sensitive prostate cancer. Our option is exercisable at any time during the period commencing upon the completion of our initial public offering and ending two years following the date of first commercial sale of a relugolix product in a major market country. If we elect to exercise our option for a product, we will be required to reimburse RSL for 110% of any payments made by RSL or its affiliate for such product, and will receive an assignment of the agreement through which RSL or its affiliate acquired the rights to such product.

Information Sharing and Cooperation Agreement

In July 2016, we entered into an information sharing and cooperation agreement, or the Cooperation Agreement, with RSL. The Cooperation Agreement, among other things: (1) obligates us to deliver periodic financial statements and other financial information to RSL and to comply with other specified financial reporting requirements; and (2) requires us to supply certain material information to RSL to assist it in preparing any future SEC filings. On May 24, 2019, we entered into Amendment No. 1 to the Cooperation Agreement, pursuant to which RSL has agreed, in connection with each of our next three public offerings of our common shares, that RSL will (1) provide to us and the underwriter(s) engaged by us in connection with such public offering an indication of interest for RSL to participate as a purchaser in such public offerings, and (2) enter into a customary lock-up agreement with the underwriters in connection with such public offerings.

Subject to specified exceptions, the Cooperation Agreement will terminate upon the earlier of the mutual written consent of the parties or when RSL is no longer required by U.S. GAAP to consolidate our results of operations and financial position, account for its investment in us under the equity method of accounting or, by any rule of the SEC, include our separate financial statements in any filings it may make with the SEC.

Services Agreements with Roivant Sciences, Inc. and Roivant Sciences GmbH

In July 2016, we and Myovant Sciences, Inc. entered into a services agreement with Roivant Sciences, Inc., effective as of April 29, 2016, under which Roivant Sciences, Inc. agreed to provide certain administrative and research and development services to us. Under this services agreement, we pay or reimburse Roivant Sciences, Inc. for expenses it, or third parties acting on its behalf, incurs for us. For any general and administrative and research and development activities performed by employees of Roivant Sciences, Inc., it charges us based upon the relative percentage of time utilized on our matters by the respective employee. All other third-party pass thru costs are billed to us at cost. In February 2017, we and Myovant Sciences, Inc. amended and restated this services agreement with Roivant Sciences, Inc., effective as of November 11, 2016, to include our wholly-owned subsidiary, Myovant Sciences GmbH, as a services recipient.

In addition, in February 2017, Myovant Sciences GmbH entered into a separate services agreement with Roivant Sciences GmbH, a wholly-owned subsidiary of RSL, effective as of November 11, 2016, for the provisioning of services by Roivant Sciences GmbH to Myovant Sciences GmbH in relation to services related to clinical development, administrative and finance and accounting activities. We refer to the amended and restated services agreement with Roivant Sciences, Inc. and the services agreement with Roivant Sciences GmbH, collectively, as the services agreements.

We have replaced most of the services previously provided by Roivant Sciences, Inc. and Roivant Sciences GmbH with our own internally developed capabilities or external professional service providers. Consequently, the level of support we receive from Roivant Sciences, Inc. and Roivant Sciences GmbH has decreased substantially and is expected to continue to decrease as we further decentralize our activities from RSL.

During our fiscal year ended on March 31, 2019, we incurred expenses of $4.8 million (inclusive of third-party pass thru costs billed to us and inclusive of the mark-up), under the services agreements.

Share Purchase Agreement

On April 2, 2018, we entered into a share purchase agreement, or the Purchase Agreement, with RSL pursuant to which we agreed to issue and sell 1,110,015 of our common shares to RSL at a purchase price of $20.27 per common share in a private placement. In April 2018, we received gross proceeds of $22.5 million from RSL at the closing of such private placement.

Investor Rights Agreement

In April 2016, we entered into an investor rights agreement with Takeda and RSL. Under this agreement, following our initial public offering in October 2016, these shareholders are entitled to rights with respect to the registration of their common shares under the Securities Act of 1933, as amended, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Myovant shareholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Myovant. Direct your written request to Myovant Sciences, Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or call us at (650)-392-0222. Shareholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

We have filed the Annual Report on Form 10-K for our fiscal year ended on March 31, 2019, or the 2018 Annual Report, with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov, and free of charge from us upon request. Exhibits to the 2018 Annual Report are available upon your written request and upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

All requests should be directed to Corporate Secretary at Myovant Sciences, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

By Order of the Board of Directors

Lynn Seely, M.D.

Principal Executive Officer

July 25, 2019

Myovant Sciences Ltd.

c/o Myovant Sciences, Inc.

General Counsel

2000 Sierra Point Parkway, 9th Flr

Brisbane, CA 94005

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 08/21/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 08/21/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all the nominees listed:

1. To elect the Board’s seven nominees for director to serve as directors for a one year term:

Nominees	For	Against	Abstain

1A Terrie Curran	☐	☐	☐

1B Mark Guinan	☐	☐	☐

1C Myrtle Potter	☐	☐	☐

1D Vivek Ramaswamy	☐	☐	☐

1E Kathleen Sebelius	☐	☐	☐

1F Lynn Seely, M.D.	☐	☐	☐

1G Frank Torti, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.  To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as Myovant’s independent registered public accounting firm for Myovant’s fiscal year ending March 31, 2020, to appoint Ernst & Young LLP as auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for Myovant’s fiscal year ending March 31, 2020, and to authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as Myovant’s auditor for Myovant’s fiscal year ending March 31, 2020.

		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

3. To approve, on an advisory basis, the compensation of Myovant’s named executive officers, as described in the Proxy Statement.		☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” on the following proposal:	1 year	2 years	3 years	Abstain

4. To indicate, on an advisory basis, the preferred frequency of future advisory votes on the compensation of Myovant’s named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

MYOVANT SCIENCES LTD.
Proxy for Annual General Meeting of Shareholders
August 23, 2019 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Frank Karbe and Matthew Lang, and each of them, with full power of substitution and power to act alone, as proxies to vote all common shares which the undersigned would be entitled to vote if personally present and acting at the Annual General Meeting of Shareholders of Myovant Sciences Ltd., to be held at the Offices of Vistra UK Limited, 3rd Floor, 11-12 St James’s Square, London SW1Y4LB, United Kingdom on Friday, August 23, 2019, at 8.30 a.m. local time, and at any adjournments or postponements thereof, as follows:

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations. The proxies are authorized to vote upon such other business as may properly come before the meeting in their sole discretion.

Continued and to be signed on reverse side